Exhibit 2.1

CREDIT CARD PORTFOLIO PURCHASE AND SALE AGREEMENT

By And Among

STAGE STORES, INC.

GRANITE NATIONAL BANK

SPECIALTY RETAILERS (TX) LP

STAGE RECEIVABLE FUNDING LP, as Sellers

And

ADS ALLIANCE DATA SYSTEMS, INC.

WORLD FINANCIAL NETWORK NATIONAL BANK, as Buyers

May 21, 2003

CREDIT CARD PORTFOLIO PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

Section Description Page

1. Definitions 1

2. Purchase of Assets 13

2.1 Purchase 13

2.1.1 Purchase of Credit Card Assets 14

2.1.2 Purchase of Equipment 15

2.2 Assumption of Liabilities 15

2.3 Purchase Price 15

2.3.1 Bank Purchase Price 15

2.3.2 ADS Purchase Price 15

2.3.3 Adjustments to Bank Purchase Price 15

2.3.4 Allocation of Purchase Price 16

2.3.5 Allocation of Taxes 16

2.4 Name Rights 16

3. Closing 17

3.1 Sellers' Deliveries at Closing 17

3.2 Buyers' Deliveries at Closing 17

3.3 Final Closing Statement 17

3.3.1 Auditor 18

3.3.2 Report of Auditor 18

3.3.3 Binding Report 18

3.3.4 Dispute Resolution 18

3.3.5 Failure to Include Account 19

3.3.6 Netting of Amounts 19

3.4 Delivery of Books and Records and Account Documents 19

3.5 Transfer of Absolute Title; Filing of Financing Statements 19

3.6 Power of Attorney 20

3.7 Post-Closing Payments on Receivables 20

3.8 Separation of Transactions 20

4. Representations and Warranties of Sellers 21

4.1 Organization 21

4.2 Authorization of Transaction; Validity 21

4.3 No Conflicts; Consents 21

Section Description Page

4.4 Litigation 22

4.5 Compliance With Laws 22

4.6 Title to Assets 22

4.7 Financial Statements 23

4.8 Equipment 23

4.9 Contracts 23

4.10 Employees 24

4.11 ERISA and Employee Benefit Plans 24

4.12 Tax and Other Returns and Reports 25

4.13 Bulk Sales Law 25

4.14 Conduct of the Business 25

4.15 Accuracy of Information 26

4.16 Sufficiency of Assets 26

4.17 Name Rights 26

4.18 Brokers 26

4.19 Accuracy of Preliminary Closing Tape and Final Closing Tape 26

4.20 Restrictions, Reviews and Investigations 27

4.21 Accounts 27

4.22 Cardholder Agreements 28

4.23 Absence of Defaults 28

4.24 Financial Reporting for Accounts and Receivables 28

4.25 Absence of Foreclosure, Bankruptcy, and Other Proceedings 28

4.26 Reaffirmed Accounts 29

4.27 Disclaimer 29

4.28 Survival 29

5. Representations and Warranties of Buyers 29

5.1 Organization 29

5.2 Authorization of Transaction; Validity 29

5.3 No Conflicts; Consents 30

5.4 Litigation 30

5.5 Compliance with Laws 31

5.6 Financial Statements 31

5.7 Accuracy of Information 31

5.8 Brokers 31

5.9 Acknowledgement of Disclaimer 31

5.10 Survival 32

6. Conditions to Obligations of Buyers 32

6.1 Closing Documents 32

6.2 Corporate Documents of Sellers 32

6.3 No Pending Litigation 32

6.4 Representations, Warranties and Covenants 33

6.5 Consents 33

Section Description Page

6.6 HSR Act; Other Approvals 33

6.7 Opinion 33

6.8 No Sellers Material Adverse Effect 33

6.9 Liens 33

6.10 Necessary Action Taken 33

6.11 Other Agreements 33

6.12 Preliminary Information 34

6.13 Certificate of Sellers 34

7. Conditions to Obligations of Sellers 34

7.1 Closing Documents 34

7.2 Corporate Documents of Buyers 34

7.3 Purchase Price 34

7.4 No Pending Litigation 34

7.5 Representations, Warranties and Covenants 35

7.6 Consents 35

7.7 HSR Act; Other Approvals 35

7.8 Opinion 35

7.9 No Buyers Material Adverse Effect 35

7.10 Necessary Action Taken 35

7.11 Other Agreements 35

7.12 Certificate of Buyers 35

8. Covenants of Buyers and Sellers 36

8.1 Best Efforts 36

8.2 Books and Records 36

8.3 Cardholder Notices 36

8.4 Notices of Events 36

8.5 No Sale of Assets 36

8.6 Sales and Transfer Taxes 37

8.7 Public Announcements 37

8.8 Confidentiality 37

8.8.1 Confidential Information Defined 37

8.8.2 Request for Disclosure 37

8.8.3 Return of Confidential Information 38

8.9 HSR Act; Other Approvals 38

8.10 Conduct of Credit Card Business 38

8.11 Assignment of Contracts 39

8.12 Termination of Financing Statements 39

8.13 Access 40

8.14 Excluded Assets 40

8.15 Form 8594 40

8.16 Name Rights 40

Section Description Page

8.17 New Credit Cards 40

8.18 Jacksonville Facilities 40

8.18.1 Real Property 41

8.18.2 Employees 41

8.19 GLB Act 41

8.20 MCI Agreements 41

8.21 Survival of Covenants 42

9. Indemnification 42

9.1 By Sellers 42

9.2 By Buyers 42

9.3 Notice of Claim 43

9.4 Amount 43

9.5 Mitigation of Damages 43

9.6 Settlement 43

9.7 Net of Amounts 44

9.8 Indemnification Floor 44

9.9 Punitive Damages Limited 44

9.10 Remedies 45

10. Termination; Effects of Termination 45

10.1 Mutual Consent 45

10.2 No Closing 45

10.3 Violation of Law 45

10.4 Misrepresentation or Failure to Perform 45

10.5 Insolvency 46

10.6 By Sellers 46

10.7 By Buyers 46

10.8 Effects of Termination 46

11. Sale Without Recourse 47

12. Waiver 47

13. Independent Contractor 47

14. No Joint Venture 47

15. Payment Terms 47

16. Entire Agreement 47

17. Notices 48

Section Description Page

18. Amendment and Modification 49

19. Governing Law; Venue; Jurisdiction 49

20. Severability 49

21. Headings 49

22. Arbitration 50

22.1 Terms of Arbitration 50

22.2 Arbitrator 50

22.3 Costs of Arbitrators 50

22.4 Engagement of Advisers 50

22.5 Timing of Award 50

22.6 Discovery 51

22.7 Interpretation 51

22.8 Written Decision 51

22.9 Prevailing Party 51

22.10 Confidentiality 51

22.11 Costs 51

23. Expenses 52

24. Attorney's Fees 52

25. Assignment 52

26. Binding Effect; No Third Party Beneficiaries 52

27. Drafting 52

28. Multiple Counterparts 52

29. Specific Performance 52

30. Further Actions 53

31. Tax Cooperation 53

32. Conveyance Documents 53

33. Waiver of Jury Trial 53

Exhibit or Schedule	DESCRIPTION
"A"	Assignment and Assumption Agreement
"B"	ADS Preliminary Closing Statement Bank Preliminary Closing Statement
"C"	Final Closing Statement
"D"	Policies and Procedures
"E"	Interim Processing Agreement
"F"	Program Agreement
"G"	Lease Agreement
"H"	Legal Opinion of Sellers
"I"	Legal Opinion of Buyers and Alliance Data
"J"	Guaranty
2.3.1	Bank Purchase Price
2.3.4	Allocation of Purchase Price
4.3	Conflicts and Consents
4.8	Equipment and Tangible Personal Property
4.8.1	Excluded Equipment and Tangible Personal Property
4.9	Contracts
4.10	Employees
4.11	Employee Benefit Plans

CREDIT CARD PORTFOLIO PURCHASE AND SALE AGREEMENT

THIS CREDIT CARD PORTFOLIO PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 21st day of May, 2003 (the "Effective Date"), by and among STAGE STORES, INC., a Nevada corporation ("Stage"), GRANITE NATIONAL BANK, a national banking association and indirect wholly-owned subsidiary of Stage ("Granite"), SPECIALTY RETAILERS (TX) LP, a Texas limited partnership and indirect wholly-owned subsidiary of Stage ("Specialty"), STAGE RECEIVABLE FUNDING LP, a Texas limited partnership and indirect wholly-owned subsidiary of Stage ("Funding", with Stage, Granite and Specialty being collectively referred to as the "Sellers"), WORLD FINANCIAL NETWORK NATIONAL BANK, a national banking association (the "Bank"), and ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation ("ADS", with Bank being collectively referred to as the "Buyers"). The Sellers and the Buyers may be separately referred to as a "Party" or collectively as the "Parties". Unless otherwise defined or indicated, capitalized terms used in this Agreement shall have the meanings set forth in Section 1 of this Agreement.

WHEREAS, the Sellers are the owners of certain equipment, credit card accounts and related receivables connected with and arising from Stage's private label credit card program under the names of Stage, Bealls and Palais Royal; and

WHEREAS, the Bank desires to purchase from the Sellers, and the Sellers desire to sell to the Bank, all of the Sellers' rights, title and interests in and to the credit card accounts and related receivables, subject to the terms and conditions described in this Agreement; and

WHEREAS, in connection with the sale of the credit card accounts and related receivables, ADS desires to purchase the equipment, to operate and manage the real property related to, and to employ certain employees connected with, the private label credit card program, subject to the terms and conditions described in this Agreement; and

WHEREAS, in connection with the sale of the credit card accounts and related receivables, the Buyers and the Sellers desire to enter into certain agreements described in this Agreement that will govern the operation of the credit card accounts and related receivables being sold by the Sellers to the Buyers, the marketing of the credit card accounts, and other related services in connection therewith; and

WHEREAS, the private label credit card program of the Sellers has been crucial to, and an integral part of, the Sellers' overall business and its customer satisfaction, and the primary purpose for the Sellers to enter into this Agreement and the relationship among the Sellers and the Buyers following the consummation of the transaction contemplated by this Agreement is to enhance the effectiveness of the Sellers' private label credit card program, and furthermore, the intent of this Agreement and the relationship among the Sellers and the Buyers following the consummation of the transaction contemplated by this Agreement is to enhance the effectiveness of the Sellers' private label credit card program.

NOW, THEREFORE, in consideration of the mutual promises and covenants described in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyers and the Sellers hereby agree as follows:

1. DEFINITIONS.  As used in this Agreement, the following terms with their initial letter capitalized shall have the following meanings, except where the context otherwise requires or is defined:

"Accounts" shall mean each credit card account established by Granite under Stage's private label credit card program and issued in favor of a Cardholder pursuant to which the Cardholder may finance the purchase of goods or services for personal, family or household purposes from Stage or its Affiliates.

"Account Assets" shall collectively mean: (i) the Accounts; (ii) the Receivables and the right to receive all payments on account of the Receivables including the applicable Additional Payment Rights; (iii) all outstanding Credit Cards issued to Cardholders; (iv) the Customer Structures; (v) the Cardholder Information (subject to the limitations on the use thereof provided in the Program Agreement); (vi) the Processing Rights; and (vii) all Account Documents including all pending Credit Card Applications.

"Account Documents" shall collectively mean any and all agreements, documents, instruments and information relating to an Account and used by the Sellers in the Credit Card Business including, but not limited to, (i) any document related to establishing, maintaining and administering an Account; (ii) any Credit Card Application, Cardholder Agreement, Credit Card, Charge Slip, Credit Slip and Billing Statement; (iii) any check or other form of payment with respect to an Account other than In-Store Payments (as defined in the Program Agreement) which shall be governed by the Program Agreement, and payment properly posted by the Sellers prior to the Cut-Off Time; (iv) any payment history, credit bureau report (to the extent not prohibited from transfer by contract) and other credit information file and general credit information relating to an Account; (v) any record reflecting actions taken to cure any delinquency, adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates and agreements; (vi) any information and data contained in a magnetic tape, disk, hard copy format or other computer-readable data transmission; (vii) any microfilm, electronic or other copy of any of the foregoing; and (viii) any other written, electronic or other records or materials of whatever form or nature, including tangible and intangible information, arising from or relating to the foregoing to the extent related to the Credit Card Business, excluding any of the foregoing media or information to the extent the same cannot be identified and segregated by the Sellers without undue effort or expense and is not material to the operation of the Credit Card Business; provided that the Sellers shall provide the Buyers with access to such excluded media and information from and after the Closing Date on the terms provided in Section 8.13 of this Agreement.

"Accrued Interest" shall mean the aggregate amount of all finance charges accrued on the Accounts as of the Cut-Off Time, but not posted to the Accounts, and that are to be posted to the Accounts in the Billing Cycles immediately following the Cut-Off Time in accordance with the Policies and Procedures.

"Additional Payment Rights" shall mean with respect to an Account: (i) any and all rights and remedies as to stoppage-in-transit, reclamation, return and repossession of goods and services financed pursuant thereto; (ii) to the extent assignable, any and all goods or other property, contracts of indemnity, guaranties or sureties standing as security for payment of Receivables; (iii) any and all proceeds of insurance and other proceeds at any time standing as security for payment of Receivables; and (iv) any and all other rights, remedies, benefits, interests and titles, both legal and equitable, to which the Sellers may be entitled in respect of the foregoing.

"ADS" shall mean ADS Alliance Data Systems, Inc., a Delaware corporation, and its successors and assigns.

"ADS Assumed Liabilities" shall collectively mean any and all Liabilities relating to or arising from: (i) the ownership and operation of the Equipment; (ii) the Employees; and (iii) the Contracts related to the Equipment, except for the Excluded Liabilities.

"ADS Purchase Price" shall mean the aggregate amount to be paid by ADS to the Sellers for the Equipment as set forth in Section 2.3.1 of this Agreement.

"Affiliate" of a Person shall mean any entity that controls, is controlled by, or is under common control with such other Person.

"Agreement" shall mean this Agreement, any and all exhibits and schedules attached hereto and hereby incorporated by reference, and any and all amendments, modifications and supplements of or to the same.

"Alliance Data" shall mean Alliance Data Systems Corporation, a Delaware corporation and the parent of the Bank and ADS, and its successors and assigns.

"Assignment and Assumption Agreements" shall collectively mean the Assignment and Assumption Agreements in the form of Exhibit "A" to be delivered at the Closing under which the Sellers shall convey to the Bank and ADS all of the Sellers' rights, title and interests in and to the Credit Card Assets and the Equipment, as applicable, and the Bank shall assume the Bank Assumed Liabilities and ADS shall assume the ADS Assumed Liabilities.

"Assumed Liabilities" shall collectively mean the ADS Assumed Liabilities and the Bank Assumed Liabilities.

"Authorization" shall mean any federal, state, local or other governmental consent, license, permit, grant, authorization or approval, including any consent, license, permit, grant, authorization or approval of any agency, instrumentality or subdivision of the foregoing, which is used in or necessary to (i) the ownership, use or operation of any of the Credit Card Assets or (ii) permit any Seller to own or lease its properties and to carry on the operations of the Credit Card Business as presently conducted.

"Bank" shall mean World Financial Network National Bank, a national banking association, and its successors and assigns.

"Bank Assumed Liabilities" shall collectively mean any and all Liabilities relating to or arising from the Credit Card Business and Credit Card Assets, except for the Excluded Liabilities, including, but not limited to Liabilities relating to or arising from: (i) the ownership and operation of the Credit Card Assets; (ii) the Contracts except those related to the Equipment; and (iii) the Cardholder Agreements relating to the Accounts.

"Bank Purchase Price" shall mean the aggregate amount to be paid by the Bank to the Sellers for the Credit Card Assets calculated in accordance with Section 2.3.1 of this Agreement and adjusted pursuant to Section 2.3.3 of this Agreement.

"Bankruptcy Code" shall mean the Bankruptcy Code of the United States, as amended.

"Billing Cycle" shall mean the interval of time between regular periodic Billing Dates for an Account.

"Billing Date" shall mean the last day of a Billing Cycle when the Cardholder obligated on such Account is billed.

"Billing Statement" shall mean a periodic billing statement issued to Cardholders, whether issued in hard copy or electronically, containing current account balances, a summary of debit and/or credit transactions for the most recent Billing Cycle and a descriptive statement covering purchases of goods or services.

"Books and Records" shall mean any and all books, records, files, credit information, business records and plans, reports, correspondence, and other data used or held by the Sellers or any of their Affiliates for use in connection with or relating to the Credit Card Business and any of the property included in the Credit Card Assets.

"Business Day" shall mean any day other than a Saturday or Sunday or other holiday on which commercial banks are open for business with the public in Houston, Texas.

"Buyers Material Adverse Effect" shall mean any change, circumstance, occurrence, event or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to (i) the business, assets, financial condition, results of operations or prospects of either of the Buyers, or (ii) the ability of the Buyers to consummate, and perform under, the transactions contemplated by this Agreement and the Transaction Documents.

"Cardholder" shall mean any Person who (i) has at any time entered into a Cardholder Agreement with Granite; (ii) is obligated under or with respect to an Account; (iii) is issued and is authorized to use a Credit Card; or (iv) is authorized to use a Credit Card by a Person who has been issued a Credit Card.

"Cardholder Agreement" shall mean the credit card agreement or other agreement by and between Granite and a Cardholder (and related application) governing an Account, together with any and all amendments, modifications, substitutions or supplements thereto or thereof.

"Cardholder Information" shall collectively mean; (i) the names, addresses and other identification information for a Cardholder including that information to be maintained by or for the Buyers pursuant to the Interim Processing Agreement or the Program Agreement; (ii) any Charge Transaction Data and credit sales information received by the Buyers from Stage or its Affiliates; (iii) any Account experience and all other information relating to prospective Cardholders, Cardholders and Accounts including that information to be maintained by or for Stage or the Buyers pursuant to the Interim Processing Agreement or the Program Agreement, regardless of whether that information is received by the Buyers from Stage or its Affiliates, generated by or for the Buyers, or received by the Buyers from any other Person.

"Charged-Off Account" shall mean an Account that has been, or should have been, charged-off by the Sellers in accordance with the applicable Policies and Practices as of the Cut-Off Time.

"Charge Slip" shall mean any evidence of a sale of goods or services by Stage or its Affiliates to be charged on an Account including, but not limited to, an invoice, sales slip, memorandum of purchase or similar document.

"Charge Transaction Data" shall mean the Transaction Record defined in the Program Agreement.

"Closing" shall mean the consummation of the transfer of the Credit Card Assets and Equipment from the Sellers to the Bank and ADS, as applicable, in exchange for payment of the Purchase Price upon the terms and conditions set forth in this Agreement.

"Closing Date" shall mean the date on which the Closing is effected, which date shall be determined in accordance with Section 3 of this Agreement.

"Closing Equipment Schedule" shall mean a schedule of the Equipment as of the Cut-Off Time that reflects a description of each such piece of Equipment, and its geographic location as of the Cut-Off Time.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Confidential Information" shall have the meaning defined in Section 8.8.1 of this Agreement.

"Contracts" shall mean the contracts and agreements, and all amendments thereto, to which any Seller is party that relate exclusively to the Credit Card Business and the Equipment and are identified, separately, on Schedule 4.9, and which the Buyers and the Sellers agree in writing within thirty (30) days after the Effective Date that the Buyers desire to assume in connection with the Closing.

"Credit Balance" shall mean the balance on an Account that reflects a net credit in favor of a Cardholder.

"Credit Card" shall mean a private label credit card issued by Granite on behalf of Stage to a Cardholder for the primary purpose of purchasing goods or services from Stage or its Affiliates under an Account.

"Credit Card Application" shall mean the credit application that is completed and submitted to Granite in order to establish an Account.

"Credit Card Assets" shall mean all of the Sellers' right, title and interest at the Closing Date in and to the assets, properties and rights used exclusively in the Credit Card Business except the Equipment as conducted at the Closing Date including, but not limited to: (i) the Account Assets; (ii) the Books and Records; (iii) the Contracts except those related to the Equipment; and (iv) all claims, causes of action and suits which the Sellers have or may have against third parties in connection with the foregoing assets or the Bank Assumed Liabilities.

"Credit Card Business" shall mean the private label credit card program of Stage relating to the Accounts (excluding any Account for commercial purposes) established by Granite and made available to qualified customers of Stage or its Affiliates to make purchases of goods and services from Stage or its Affiliates, which purchases are billed and payable in United States dollars, including the extension of credit to Cardholders, the servicing of the Accounts, billings, collections, processing of Account transactions, the administration and management of the Accounts and Receivables, and all aspects of the private label credit card program relating to the Accounts established by Granite.

"Credit Slip" shall mean any evidence of an adjustment or credit on an Account relating to a return or exchange of goods or to services purchased with a Credit Card or other credit adjustment by Sellers.

"Customer Structure" shall mean any and all Cardholder Agreements and any and all rights and privileges accruing under a Cardholder Agreement on and after the Cut-Off Time, any and all fees and revenues related to the Receivables which are earned on or after the Cut-Off Time, and any and all Account Documents and any duplicate copies of the Account Documents retained by the Sellers.

"Cut-Off Time" shall mean 11:59 p.m. (Houston time) on the calendar day immediately preceding the Closing Date.

"Damages" shall mean any and all losses (including liquidated, special, punitive, consequential and exemplary damages), claims, damages (statutory or otherwise), Liabilities, judgments, payments, equitable relief granted, settlements, awards (including back pay awards), assessments, obligations, demands, fines, offsets, defenses, charges, counterclaims, actions or proceedings, and any and all reasonable out-of-pocket costs, expenses and attorneys' fees (including any such reasonable costs, expenses and attorney's fees incurred in enforcing any right of indemnification against any Indemnitor or with respect to any appeal), interest and penalties incurred in connection therewith.

"Effective Date" shall have the meaning described in the initial paragraph of this Agreement.

"Employees" shall mean the employees of Specialty involved in the Credit Card Business identified on Schedule 4.10, as amended through the Closing Date, and hired by ADS effective as of the Closing Date, and those Employees noted as on leave of absence, who shall not be hired until such time as they return from their leave of absence.

"Equipment" shall mean the equipment, machinery, furniture and other tangible personal property identified on Schedule 4.8 related exclusively to the Credit Card Business and to be transferred from the Sellers to ADS, as amended through the Cut-Off Time to reflect acquisitions or dispositions not prohibited by this Agreement.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Assets" shall mean any and all of the Sellers' right, title and interest at the Closing Date in and to the assets, properties and rights other than those used exclusively in connection with the Credit Card Business as conducted at the Closing Date including, but not limited to, the following: (i) any and all Accounts that are for commercial purposes or are not otherwise used for personal, family or household purposes; (ii) any and all assets, property and contractual rights employed in or relating to Stage's retail merchandising business; (iii) all of the equity interests of the Affiliates or any subsidiary of Stage or an Affiliate; (iv) cash and cash equivalents in bank accounts maintained by the Sellers (other than cash and cash equivalents representing payments received in respect of the Accounts before the Cut-Off Time but not applied to the Receivables prior to the Cut-Off Time); (v) the Intercompany Contracts; (vi) the Intellectual Property; (vii) the rights to any of the Sellers' claims (whether or not filed) for any federal, state or local Income Tax or Tax refunds or carrybacks (including recoveries related to state sales Taxes relating to Charged-Off Accounts); (viii) computer, telecommunication and electronic data processing systems and hardware (other than the systems and hardware identified in the Closing Equipment Schedule); and (ix) the Real Property, except as described under the Lease Agreement.

"Excluded Liabilities" shall mean any and all of the Liabilities of the Sellers or their Affiliates, whether arising or to be paid, performed or discharged prior to, at, or after the Closing Date which are not expressly included in the Assumed Liabilities including, but not limited to: (i) all Liabilities of the Sellers to their Affiliates including accounts payable and accrued expenses; (ii) all Liabilities of the Sellers under this Agreement (including the indemnification obligations of the Sellers) and any agreement executed pursuant hereto or contemplated hereby; (iii) all legal, accounting, brokerage, and finder's fees, if any, or other expenses incurred by the Sellers in connection with this Agreement or the consummation of the transactions contemplated hereby, (iv) all Liabilities relating to the Excluded Assets; (v) all Liabilities arising under or with respect to  any plan, practice, or arrangement providing benefits to employees, directors, or independent contractors, whether or not the plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA,  that is,  or ever  has been, maintained by, or on behalf of,  one or more Sellers or any Seller's Affiliate,  including, without limitation, any liability to provide "continuation coverage," within the meaning of Code Section 4980B, and any liability  related to a lien imposed under Code Section 412(n); (vi) all Liabilities with respect to the employment, termination of employment, including a constructive termination, or failure to employ by the Sellers of any individual in connection with the Credit Card Business (including any Employee hired by ADS) attributable to any actions or inactions of Sellers that are not related to or associated with the consummation of the transactions contemplated by this Agreement or the Transaction Documents; (vii) any Liability relating to the Cardholder Agreements or the pending Credit Card Applications to the extent such Liability arises in connection with the Sellers' ownership or use of, or acts or omissions with respect to, the Cardholder Agreements or the pending Credit Card Applications prior to the Closing Date; (viii) any Liability with respect to the conduct of the Credit Card Business prior to the Closing Date; (ix) any Liability in respect of the Sellers' accounts payable as of the Cut-Off Time; (x) any Liability for or in respect of the payment of any Taxes or Income Taxes arising out of or relating to the ownership or use of the Credit Card Assets, the Equipment or the conduct of the Credit Card Business prior to the Closing Date, and, except as otherwise expressly provided in this Agreement, any Liability for or in respect of the payment of any Taxes and Income Taxes payable by the Sellers as a result of the consummation of the transactions specified in this Agreement; (xi) any Liability with respect to any goods and services sold by the Sellers or any of their Affiliates including any Liability under any contract between any of the Sellers or any of the Sellers' Affiliates and a Cardholder relating to goods or services purchased by such Cardholder; (xii) any Liability with respect to any litigation arising out of or relating to the ownership or use of the Credit Card Assets, the Equipment or the Credit Card Business as of the Closing Date; (xiii) any Liabilities related to the Securitization Program; and (xiv) any Liabilities related to the Real Property, except as provided in the Lease Agreement.

"Federal Funds Interest Rate" shall mean the average of the high and low "Federal Funds" interest rates for any day (or the previous Business Day if such day is not a Business Day), excluding the day that payment is made, as such rate is reported on the following Business Day in the Money Rates Section of The Wall Street Journal, Southwest Edition and provided by the Sellers to the Buyers or as determined in such other mutually acceptable manner as the Buyers and the Sellers agree if The Wall Street Journal is no longer reporting such rate.

"Final Closing Statement" shall mean the final closing statement described in Section 3.3 of this Agreement, in form and substance satisfactory to the Bank and the Sellers, which closing statement consolidates the Credit Card Assets as of the Cut-Off Time or the Closing Date, as applicable, based on the Final Closing Tape, the final Closing Equipment Schedule, a schedule reflecting all finance charges accrued through the Cut-Off Time that were actually billed on the applicable Billing Statement following the Closing Date, and which closing statement reflects all adjustments to the Preliminary Closing Statement from the Preliminary Cut-Off Time to the Cut-Off Time or the Closing Date, as applicable, as are agreed to by the Bank and the Sellers pursuant to Section 3.3 of this Agreement, the form of which, showing the manner in which the Bank Purchase Price is to be calculated for such statement, is described in Exhibit "C".

"Final Closing Tape" shall mean the Sellers' standard Cardholder full master file tape as of the Cut-Off Time, which tape shall include the information contained or required to be contained in the Preliminary Closing Tape, as adjusted to reflect: (i) the exclusion of any credit card account incorrectly identified as an Account in the Preliminary Closing Tape; (ii) the inclusion of any Account that was not included in the Preliminary Closing Tape; and (iii) the correction of any inaccurate information or calculation error contained in the Preliminary Closing Tape.

"Funding" shall mean Stage Receivable Funding LP, a Texas limited partnership, and its successors and assigns.

"GAAP" shall mean United States generally accepted accounting principles consistently applied in accordance with past practices. Wherever in this Agreement reference is made to a calculation to be made in accordance with GAAP, such reference shall be deemed to be to the GAAP from time to time applicable as at the date on which such calculation is made or required to be made in accordance with GAAP.

"Granite" shall mean Granite National Bank, a national banking association, and its successors and assigns.

"Guaranty" shall mean the Guaranty in the form of Exhibit "J" to be executed and delivered to the Sellers on the Effective Date by Alliance Data.

"HSR Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

"Income Tax" shall mean any federal, state or local income or corporate franchise Tax based on net income and any interest, penalty or addition relating thereto.

"Income Tax Return" shall mean any return, report or other filing required to be filed by any governmental authority pertaining to Income Tax.

"Ineligible Accounts" shall mean all Accounts for which, as of the Cut-Off Time, one or more of the following criteria shall be applicable, whether or not the relevant facts are then known to the Sellers: (1) the Cardholder is deceased or has been declared incompetent; (2) the Cardholder is the subject of any petition under the Bankruptcy Code or is a party to any other insolvency proceedings under state law, except for Accounts where the Cardholder is the subject of a Chapter 7 or Chapter 13 petition as to which Sellers have executed a reaffirmation agreement with the Cardholder that has been approved by the bankruptcy courts and Sellers provide such documentation to Buyers and identifies such Accounts separately on the Final Closing Tape; (3) the Cardholder's Account does not have in effect a valid written Cardholder Agreement enforceable in accordance with its terms, or is subject to a dispute by a Cardholder for fraud, or is subject to a defense, offset, claim or counterclaim as a result of Sellers' action or inaction; (4) has been identified in the exercise of diligence and good faith by Sellers on their Books and Records as being fraudulent; (5) is a non-Credit Card accessed Account; or (6) is one hundred eighty-one (181) or more days contractually delinquent.

"Intellectual Property" shall mean any and all of the Sellers' and their Affiliates' copyrights, patents, trade names, trademarks, brand names, common law or other trademarks, service marks, trade styles or registrations or applications therefore, common law and statutory trade secrets, know how, designs, computer programs (including source codes), technical and business data and information, brand names, logos, service marks, and all licenses (including software licenses) relating to the foregoing.

"Intercompany Contracts" shall mean any contracts, licenses and agreements between any of the Sellers and their Affiliates including another Seller.

"Intercreditor Agreement" shall mean an agreement entered into, and in form and substance agreed to, among the Buyers, the Sellers and the Working Capital Lenders related to the manner in which in-store payments and other issues connected with the Sellers' credit facilities with the Working Capital Lenders and the operations of the Accounts are to be handled following the consummation of the transactions contemplated by this Agreement.

"Interim Processing Agreement" shall mean the agreement in the form of Exhibit "E" to be entered into at the Closing by and among Stage, Specialty and the Bank related to the continued processing of the Accounts and Bank's credit card program established pursuant to the Program Agreement on Specialty's systems for the Bank, subject to the terms and conditions described therein, until such time as Bank transfers the Accounts to Bank's system.

"Lease Agreement" shall mean the agreement in the form of Exhibit "G" by and between Specialty and ADS under which ADS shall lease from Specialty the Real Property.

"Liabilities" shall mean any all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, secured or unsecured, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

"Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to file, any financing statement pursuant to the UCC).

"Materials and Information" shall mean this Agreement and all reports, statements, lists, certificates and other documents delivered, and any information heretofore or hereafter furnished, by the Sellers or the Buyers, and their respective Affiliates, in writing to any other Party in connection with this Agreement or any of the transactions specified herein (including all written information supplied to the Sellers or the Buyers in the due diligence review by any other Party or its Affiliates).

"Name Rights" shall have the meaning described in Section 2.10 of the Program Agreement.

"Outstanding Book Balance" shall mean, with respect to the Receivables, an amount equal to the sum of the outstanding Principal Balances thereof.

"Party" shall separately mean Stage, Granite, Specialty, Funding, ADS or the Bank, and "Parties" shall collectively mean the Sellers and the Buyers.

"Permitted Liens" shall collectively mean: (i) Liens for Taxes, assessments and other governmental charges, statutory or otherwise, which are not due and payable; and (ii) any imperfections or irregularities of title or Liens that both (x) do not materially affect the use of the Credit Card Assets subject thereto or affected thereby, and (y) do not materially impair the marketability or securitization thereof.

"Person" shall mean any individual, partnership, corporation, trust, limited liability company, unincorporated organization, government or department or agency thereof or any other entity.

"Policies and Procedures" shall collectively mean any and all policies, procedures, practices and manner in which the Sellers operate, manage or conduct the Credit Card Business or underwrite, establish, administer, process, service, collect, terminate or charge-off an Account or Receivables in effect from time to time and shown in Exhibit "D".

"Preliminary Closing Statement" shall mean a draft closing statement that is prepared by the Sellers based on the Preliminary Closing Tape, the Closing Equipment Schedule, a schedule reflecting all finance charges accrued through the Preliminary Cut-Off Time, and presented to the Buyers pursuant to Section 6.12 of this Agreement, the forms of which, showing the manner in which the Purchase Price is to be calculated for such statement, are described in Exhibit "B".

"Preliminary Closing Tape" shall mean the Sellers' standard Cardholder full master file tape as of the Preliminary Cut-Off Time, which shall include for each Account, the Account number, Cardholder's name and address, origination date, date Account closed, current finance charge rate, current credit limit, current outstanding Principal Balance, whether payments are current, and if not, the period of delinquency, whether such Account is a Charged-Off Account or an Account with respect to which the Sellers have received notice that the Cardholder is the subject of bankruptcy or foreclosure proceedings, and such other information as the Parties hereto agree upon.

"Preliminary Cut-Off Time" shall mean 11:59 p.m. (Houston time) on the fourth (4th) Business Day immediately preceding the Closing Date.

"Preliminary Purchase Price" shall mean the amount to be paid by the Bank to the Sellers at Closing in accordance with Section 2.3.1 of this Agreement.

"Prepaid Marketing Funds" shall have the meaning described in Schedule 2.3.1.

"Principal Balance" shall mean, for any Receivable, the amount of the outstanding unpaid indebtedness incurred by a Cardholder with respect to an Account as reflected on the Sellers' books and records (including any properly posted charges for goods and services purchased by such Cardholder from the Sellers or its Affiliates (whether or not billed to such Cardholder), finance charges charged to an Account (excluding Accrued Interest), and any accrued fees, penalties or other charges (whether or not billed to Cardholder)), as determined in accordance with GAAP, with the exception that the Principal Balance shall be calculated without regard to any allowance for bad debt.

"Processing Rights" shall mean any and all rights to process the Accounts.

"Program Agreement" shall mean the program agreement in the form of Exhibit "F" by and among Stage, Specialty and the Bank relating to the operation, management and conduct of the Accounts and Bank's credit card program for Stage and Specialty after the Closing Date.

"Purchase Price" shall mean either the Bank Purchase Price or the ADS Purchase Price, or both, as applicable.

"Reaffirmed Account" shall mean any Account which at any time contained any outstanding balance resulting in whole or in part from a reaffirmation under applicable bankruptcy law.

"Real Property" shall mean that portion of that certain real property and improvements situated thereon physically located at 1020 Willow Creek, Jacksonville, Texas 75766 more particularly described as the "Premises" in the Lease Agreement.

"Receivables" shall mean the amounts owing to the Sellers from Cardholders (including any amounts owing for the payment of goods and services, late charge fees, finance charges, NSF fees, Accrued Interest and any other interest, charge, fee or expense of every nature, kind and description whatsoever, imposed on or incurred with respect to the Account) less any Credit Balance on the Account.

"Requirements of Law" shall mean a Seller's or a Buyer's organizational documents and any law, ordinance, statute, treaty, rule, judgment, regulation or other determination or finding of any arbitrator or governmental authority applicable to or binding upon the Sellers, the Buyers, or their respective business or assets, or to which the Sellers, the Buyers, or their respective business or assets, are subject, whether federal, state, county, local or otherwise, (including usury laws, the Federal Truth-in-Lending Act, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and any implementing regulations).

"SEC" shall mean the Securities and Exchange Commission.

"Securitization Program" shall mean the securitization program among the Sellers, Citicorp North America, Inc. and Fleet National Bank related to the Credit Card Business and subject to that certain Pooling and Servicing Agreement dated August 24, 2001, by and among Specialty, as servicer, Funding, as transferor, and Deutsche Bank Trust Company Americas f/k/a The Bankers Trust Company, as trustee, and any other agreement, document or certificate executed in connection therewith, as amended to the Effective Date and as may be modified and amended from time to time.

"Sellers Material Adverse Effect" shall mean any change, circumstance, occurrence, event or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to (i) the business, assets, financial condition, results of operations or prospects of the Sellers, or (ii) the ability of the Sellers to consummate, and perform under, the transactions contemplated by this Agreement and the Transaction Documents.

"Specialty" shall mean Specialty Retailers (TX) LP, a Texas limited partnership, and its successors and assigns.

"Stage" shall mean Stage Stores, Inc., a Nevada corporation, and its successors and assigns.

"Tax" or "Taxes" shall mean any federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed thereon, whether payable by reason of contract, assumption, transferee liability, operation of law or otherwise, including any gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, federal highway use, commercial rent or environmental tax but excluding any Income Tax.

"Termination Event" shall have the meaning defined in Section 10 of this Agreement.

"Third-Party Claim" shall mean any civil, criminal or administrative action, suit, hearing, investigation, inquiry, subpoena, claim, allegation or proceeding (including cross-claims and counterclaims), in each case, of or by a Person other than the Sellers or the Buyers or an Affiliate of the Sellers or the Buyers.

"Transaction Documents" shall collectively mean this Agreement, the Interim Processing Agreement, the Program Agreement, the Lease Agreement, the Guaranty, the Intercreditor Agreement and any and all other agreements, documents, certificates or instruments to be executed and delivered in connection herewith or therewith.

"UCC" shall mean the Uniform Commercial Code of the State of Texas, as amended.

"Working Capital Lenders" shall collectively mean Citicorp USA, Inc., as the Administrative Agent and Collateral Agent for, and the participating institutions under that certain Credit Agreement dated August 24, 2001, by and among Specialty, Stage, Citicorp USA, Inc., the Initial Lenders, the Initial Issuing Bank, the Swing Line Bank, and Salomon Smith Barney, Inc., as amended.

Certain Interpretive Matters. As used herein, (i) accounting terms not otherwise defined herein shall be construed in accordance with GAAP, (ii) references to the "United States" shall include the District of Columbia and any territories or possessions of the United States; (iii) the term "including" is meant to be inclusive and shall be deemed to mean "including without limitation"; (iv) the word "or" is disjunctive, but not necessarily exclusive; (v) the term "knowledge" shall mean the actual knowledge of the relevant Party after reasonable inquiry or investigation; and (vi) the words "hereof", "herein", "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Exhibits and Schedules.  Any information, matter or item disclosed or described on any of the Exhibits or Schedules attached to this Agreement will be deemed to have been disclosed or described on every other appropriate Exhibit or Schedule, whether or not referenced therein; provided, that the information, matter or item actually disclosed or described in the Exhibit or Schedule regarding such information, matter or item is reasonably sufficient to allow the non-disclosing Party to recognize that the information, matter or item should have been disclosed on such other Exhibit or Schedule.

Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement that refer to a particular agreement, exhibit, schedule, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, exhibit, schedule, instrument, or document; provided, however, that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment, or restatement.

2. PURCHASE OF ASSETS.  Subject to the terms and conditions of this Agreement, the Buyers and the Sellers hereby agree as follows:

2.1 Purchase.

2.1.1 Purchase of Credit Card Assets. On the Closing Date, the Bank shall purchase and acquire from the Sellers, and the Sellers shall sell, assign, transfer, convey and deliver to the Bank, all of the Sellers' right, title and interest in and to the Credit Card Assets, except for the Excluded Assets, as of the Cut-off Time, free and clear of all Liens other than Permitted Liens. Notwithstanding any provision to the contrary in this Agreement or any agreement or document executed in connection with this Agreement, the Bank shall not be deemed to have purchased or acquired, and the Sellers shall not be deemed to have transferred or assigned any of the Sellers' right, title or interest in and to, any of the Excluded Assets. Any Excluded Assets delivered by the Sellers to the Bank, and any payment made with respect to any Excluded Asset, shall be held by the Bank in trust for the Sellers and shall be promptly returned to the Sellers.

2.1.2 Purchase of Equipment. On the Closing Date, ADS shall purchase and acquire from the Sellers, and the Sellers shall sell, assign, transfer, convey and deliver to ADS, all of the Sellers' right, title and interest in and to the Equipment, except for the Excluded Assets, as of the Cut-off Time, free and clear of all Liens other than Permitted Liens, and ADS shall hire, and assume any and all duties, obligations and responsibilities related to, the Employees as set forth in Section 8.18.2 of this Agreement. Notwithstanding any provision to the contrary in this Agreement or any agreement or document executed in connection with this Agreement, ADS shall not be deemed to have purchased or acquired, and the Sellers shall not be deemed to have transferred or assigned, any of the Sellers' right, title or interest in and to, any of the Excluded Assets. Any Excluded Assets delivered by the Sellers to ADS, and any payment made with respect to any Excluded Asset, shall be held by ADS in trust for the Sellers and shall be promptly returned to the Sellers.

2.2 Assumption of Liabilities.  Effective as of the Closing Date, the Bank shall assume the Bank Assumed Liabilities and ADS shall assume the ADS Assumed Liabilities, and the Buyers shall not assume or otherwise become liable for, and the Sellers shall retain all liability for, the Excluded Liabilities.

2.3 Purchase Price.

2.3.1. Bank Purchase Price. In addition to the Bank Assumed Liabilities, the Bank Purchase Price for the Credit Card Assets shall be determined in accordance with Schedule 2.3.1.

2.3.2 ADS Purchase Price. In addition to the ADS Assumed Liabilities, the ADS Purchase Price for the Equipment shall be $500,000.00, and prepaid rental income under the Lease Agreement in the amount of $250,000.00.

2.3.3 Adjustments to Bank Purchase Price.  The Preliminary Purchase Price as reflected on the Preliminary Closing Statement shall be subject to post-closing adjustments in accordance with Section 3.3 of this Agreement.

2.3.4 Allocation of Purchase Price.  In accordance with Section 1060 of the Code and the regulations promulgated thereunder, the Bank Purchase Price and ADS Purchase Price shall each be allocated as set forth in Schedule 2.3.4, subject, in the case of the Bank Purchase Price, to any post-closing adjustments made pursuant to Section 2.3.3 of this Agreement. The Buyers and the Sellers agree and covenant to file all applicable Income Tax reports, returns, schedules and documents as may be required under Section 1060 of the Code in accordance with the fair market values and allocations set forth in Schedule 2.3.4, as adjusted, and will not, except to the extent otherwise required by a taxing authority, adopt or otherwise assert Tax positions inconsistent with such values and allocations. Notwithstanding the foregoing, in the event the Internal Revenue Service ("IRS") (or any similar state or local taxing authority) challenges any position taken by the Buyers or the Sellers in connection with the values and allocation set forth on Schedule 2.3.4, the challenged Party may settle or litigate such issue without the consent of the non-challenged Party(ies); provided, however, that if the Buyers or the Sellers receive any written notice from the IRS (or any similar state or local taxing authority) of any challenge to the allocation set forth in Schedule 2.3.4, as adjusted, such Party shall notify the other Party(ies) of the taxing notice within ten (10) days of receipt from the taxing authority.

2.3.5 Allocation of Taxes.  Except as provided in Section 8.6 of this Agreement, all Income Tax and other Taxes or assessments relating to the Credit Card Assets, the Credit Card Business or the Equipment attributable to the period prior to the Cut-Off Time shall be the responsibility of and shall be paid by the Sellers. All Income Tax and other Taxes or assessments relating to the Credit Card Assets, the Credit Card Business or the Equipment attributable to the period beginning after the Cut-Off Time shall be the responsibility of and shall be paid by the Bank or ADS, respectively. All Income Tax or other Tax refunds or reimbursements relating to the Credit Card Assets, the Credit Card Business or the Equipment attributable to the period prior to the Cut-Off Time shall be the property of and shall be paid to the Sellers. All Income Tax or other Tax refunds or reimbursements relating to the Credit Card Assets, the Credit Card Business or the Equipment attributable to the period beginning after the Cut-Off Time shall be the property of and shall be paid to the Bank or ADS, respectively. With respect to any payments made by either Party to any taxing authority, or by any taxing authority to any Party, whether before or after the Cut-Off Time, appropriate remittances shall be made promptly between the Buyers and the Sellers to assure that such items are apportioned as of the Cut-Off Time in accordance with this Section 2.3.5 of this Agreement. The Buyers and the Sellers shall have the right, for a period of one (1) year after Closing, to audit (at their own expense) the books and records of the other Party which pertain to expenses and revenues to be apportioned hereunder.

2.4 Name Rights.  Pursuant to the Program Agreement, the Buyers shall have the right to use the Name Rights.

3. CLOSING.  The Closing shall take place at the offices of Stage located at 10201 Main Street, Houston, Texas 77025, at 9:00 a.m. (Houston time) on July 1, 2003, or at such other place and time as may be mutually agreed to by the Buyers and the Sellers after each of the conditions specified in Sections 6 and 7 of this Agreement has been satisfied or waived by the Party entitled to waive such condition (the "Closing Date").

3.1 Sellers' Deliveries at Closing. As of the Effective Date, the Sellers covenant and agree to: (a) execute and deliver to the Buyers this Agreement; and (b) execute the Program Agreement, the Interim Processing Agreement and the Lease Agreement. At Closing, the Sellers covenant and agree to deliver to the Buyers: (i) one or more Assignment and Assumption Agreements to effect the transactions described in this Agreement; (ii) the Program Agreement to Bank; (iii) the Interim Processing Agreement to the Bank; (iv) the Lease Agreement to ADS; (v) a bill of sale for the Equipment to ADS; (vi) the Intercreditor Agreement to the Working Capital Lenders; and (vii) any other agreement, document, certificate or instrument required in connection with this Agreement or that may be necessary for or reasonably requested by the Buyers to consummate the transactions contemplated by this Agreement.

3.2 Buyers' and Alliance Data's Deliveries. As of the Effective Date, the Buyers covenant and agree to: (a) execute and deliver, or to cause to be executed and delivered, to the Sellers this Agreement and the Guaranty; and (b) execute the Program Agreement, the Interim Processing Agreement and the Lease Agreement. At Closing, the Buyers covenant and agree to deliver to the Sellers: (i) the ADS Purchase Price by ADS; (ii) the Preliminary Purchase Price by Bank; (iii) for each of Bank and ADS, one or more Assignment and Assumption Agreements to effect the transactions described in this Agreement; (iv) the Program Agreement by Bank; (v) the Interim Processing Agreement by Bank; (vi) the Lease Agreement by ADS; (vii) the Intercreditor Agreement by the Bank to the Working Capital Lenders; and (viii) any other agreement, document, certificate or instrument required in connection with this Agreement or that may be necessary for or reasonably requested by the Sellers to consummate the transactions contemplated by this Agreement.

3.3 Final Closing Statement.  Not later than ninety (90) days after the Closing Date or such other time as is mutually agreed by the Bank and the Sellers, the Bank shall prepare and deliver to the Sellers the Final Closing Statement based on the Final Closing Tape provided by the Sellers and other mutually acceptable documentation substantiating the changes to the Preliminary Closing Tape and the Preliminary Closing Statement. The Final Closing Statement shall be based upon the information contained in the Final Closing Tape, the amount of accrued and unbilled finance charges as of the Closing Date which are billed on the first Billing Statement for all Accounts by the Bank after the Closing Date, and such other documentation or information as the Bank deems necessary or appropriate including, but not limited to, the results of any audit that the Bank, at its sole option and expense, may cause to be conducted with respect to the Credit Card Assets. The Bank shall provide prior notice to the Sellers of any such inventory and shall provide representatives of the Sellers the opportunity to observe such inventory. The Sellers shall review the Final Closing Statement within thirty (30) days after receipt and shall promptly notify the Bank of any disagreement the Sellers may have with the Final Closing Statement, which notice shall specifically identify each item in the Final Closing Statement to which the Sellers object and the reasons for each objection. The Bank and the Sellers shall confer in good faith until the Bank and the Sellers are in agreement on the Final Closing Statement. In the event the Bank and the Sellers are unable to reach agreement on the Final Closing Statement within sixty (60) days of the date the Sellers notify the Bank of any disagreements with respect to the payment amount that is the subject of dispute, the Bank and the Sellers shall jointly engage a public accounting firm acceptable to the Sellers and the Bank (the "Auditor") to resolve any disagreements with respect to the Final Closing Statement and shall jointly pay the costs of the Auditor to resolve the disagreement.

3.3.1 Auditor.  The Auditor shall conduct an audit of the Final Closing Statement in accordance with generally accepted auditing standards and consistent with this Agreement for the purpose of determining the Bank Purchase Price, employing such reasonable procedures and methods that the Auditor deems necessary and appropriate in the circumstances. The Bank and the Sellers shall use their commercially reasonable best efforts to cause the audit to be completed and the report of the Auditor ("Report of the Auditor") to be furnished to the Bank and the Sellers within forty-five (45) days following the engagement of the Auditor.

3.3.2 Report of Auditor.  The Report of the Auditor shall include: (i) a listing of the items identified in connection with the performance of the audit pursuant to Section 3.3.1 of this Agreement which, in the opinion of the Auditor, represent adjustments which should be made in accordance with this Agreement to the Bank Purchase Price as reflected in the Preliminary Closing Statement; and (ii) a statement setting forth the amount of the Bank Purchase Price computed in accordance with Section 2.3.1 of this Agreement taking into account the adjustments described in clause (i) of this Section 3.3.2.

3.3.3 Binding Report.  The Report of the Auditor shall be final and binding upon the Bank and the Sellers; provided, however, that the Bank and the Sellers shall each have the right to review the Report of the Auditor for accuracy and the Bank and the Sellers shall not be bound by the Auditor's misstatement of any fact, misapplication of accounting principles, or any misapplication or misinterpretation of this Agreement. The Bank and the Sellers shall call any misstatement, misapplication or misinterpretation to the attention of the Auditor and the other Parties, and if the Auditor adjusts the Report of the Auditor and the Parties agree to any adjustment, the adjusted Report of the Auditor shall be final and binding. If the Report of the Auditor is disputed but not adjusted, or adjusted but not agreed to by the Parties, the Report of the Auditor shall still be final and binding unless the alleged misstatement, misapplication or misinterpretation, if corrected, would, together with any and all other misstatements, misapplications and misinterpretations contained in the Report of the Auditor, if any, increase or decrease the Bank Purchase Price by Two Hundred Fifty Thousand Dollars ($250,000) or more, in which event the dispute shall be settled by arbitration in accordance with Section 22 of this Agreement.

3.3.4 Dispute Resolution.  If, after resolution of all disputed items pursuant to the procedures contained in this Section 3.3, the Final Closing Statement establishes an increase in the Bank Purchase Price for the Credit Card Assets over the Preliminary Purchase Price calculated in the Preliminary Closing Statement, the Bank shall deliver to the Sellers the amount of such increase within three (3) Business Days of the approval of the Final Closing Statement, which amount shall be allocated in accordance with the instructions of the Sellers. If the Final Closing Statement establishes a decrease in the Preliminary Purchase Price from the Preliminary Purchase Price calculated in the Preliminary Closing Statement, the Sellers shall deliver to the Bank the amount of such decrease within three (3) Business Days of the approval of the Final Closing Statement. Any payment made pursuant to this Section 3.3.4 shall include interest calculated from the Cut-Off Time to, but not including, the date such payment is made at the Federal Funds Interest Rate.

3.3.5 Failure to Include Account.  If an Account is not included in the Preliminary Closing Statement, but is included in preparing the Final Closing Statement because such Account was an Account as of the Cut-Off Time, such Account shall be deemed to have been transferred as of the Closing Date and, within three (3) Business Days after the Final Closing Statement is approved by the Parties, the Sellers shall remit to the Bank any payment the Sellers received from a Cardholder on such Account on or after the Cut-Off Time, and the Bank shall apply any credits on behalf of the Sellers made to such Account on or after the Cut-Off Time. Within three (3) Business Days after the approval of the Final Closing Statement, the Sellers shall forward to the Bank all Account Documents that relate to any such Accounts and shall take all necessary actions to assign to the Bank all of the Sellers' right, title and interest in and to such Accounts and the related Account Assets. Any payment made pursuant to this Section 3.3.5 shall include interest calculated from the Cut-Off Time to, but not including, the date such payment is made at the Federal Funds Interest Rate.

3.3.6 Netting of Amounts.  In the event that the Bank or the Sellers owe any amount under this Section 3.3 to the other Party(ies), such amounts may be netted against each other.

3.4 Delivery of Books and Records and Account Documents. The Sellers shall use their best efforts to deliver all Books and Records and Account Documents to the Bank on the Closing Date or as soon as practicable thereafter, but in any event, the Sellers shall deliver the Books and Records and Account Documents to the Bank no later than fifteen (15) days after the Closing Date; provided, however, that the Sellers may retain copies of any or all Books and Records and Account Documents delivered to the Bank as required by Requirements of Law.

3.5 Transfer of Absolute Title; Filing of Financing Statements.  The Parties intend that the transactions contemplated under this Agreement are, and shall be treated as, a purchase and sale of the Credit Card Assets for all purposes. Upon the Banks' purchase of the Credit Card Assets and ADS' purchase of the Equipment, all of the Sellers' right, title and interest therein shall be transferred to the Buyers as provided in Section 2.1 of this Agreement. If, despite the intentions of the Parties, the Sellers are found to retain any right, title or interest in and to the Credit Card Assets or Equipment, the Sellers hereby grant to the Buyers a security interest (subject to the Permitted Liens) in and to all of the Sellers' right, title and interest, now existing or hereafter arising, in, to and under the Credit Card Assets and Equipment as security for all of the Sellers' duties and obligations under this Agreement, together with the proceeds thereof. The Buyers shall have the right to file on or after the Closing Date any financing statements that the Buyers reasonably determine are necessary or appropriate to fully preserve, maintain and protect the interest of the Buyers in the Credit Card Assets and the proceeds thereof, and any financing statement shall be in a form acceptable to both the Buyers and the Sellers. Following the filing of any financing statements in the jurisdictions as the Buyers may reasonably determine are necessary or appropriate to fully preserve, maintain and protect the interest of the Buyers in the Credit Card Assets and Equipment, the Buyers shall, upon written request of Sellers, provide the Sellers with file-stamped copies of, or filing receipts for, such financing statements as soon as available following such filing. Any costs associated with the filing of any financing statement shall be borne solely and exclusively by the Buyers.

3.6 Power of Attorney. Effective upon the Closing Date and for the term provided in the Program Agreement, each Seller hereby irrevocably names, constitutes, and appoints the Bank and its officers, agents, employees, or representatives as the Sellers' duly authorized attorney and agent with full power and authority to endorse in such Seller's name any checks, drafts, or other instruments of payment relating to the Accounts, including through the use of a rubber stamp with the signature of such Seller thereon, to receive and collect any and all monies due under such Accounts, and to enforce performance of all Account Assets purchased by the Bank pursuant to this Agreement. The power of attorney granted by this provision is coupled with an interest and is irrevocable.

3.7 Post-Closing Payments on Receivables.  The Sellers shall be entitled to retain all payments on Receivables properly posted to the Accounts by the Sellers prior to the Cut-Off Time to the extent that the Outstanding Book Balance of Receivables used in calculating the Purchase Price was reduced thereby. The Bank shall be entitled to retain all payments on Accounts posted to Accounts on or after the Cut-Off Time. As specified in the Interim Processing Agreement and the Program Agreement, in the event the Sellers receive any payments after the Cut-Off Time, the Sellers or any Person acting on behalf of the Sellers shall promptly transmit such payments to the Bank by mutually agreeable means (or, if applicable, the means provided in the Interim Processing Agreement or the Program Agreement), in the case of the Receivables. The Parties agree that adjustments to the Accounts purchased hereunder, including debits for returned goods and services, customer service adjustments, and redebits for NSF checks, that occur after the Cut-Off Time even if the original transactions occurred prior to the Cut-Off Time shall be governed by the Interim Processing Agreement or the Program Agreement, as applicable.

3.8 Separation of Transactions.  The Buyers and the Sellers hereby expressly acknowledge and agree that the purchase of the Equipment, the hiring and assumption of the Employees and the leasing of the Real Property pursuant to the Lease Agreement by ADS are fully and completely separate from the transactions contemplated by the Bank under this Agreement or the Transaction Documents and Alliance Data under the Guaranty. The Buyers and the Sellers further acknowledge and agree that the Bank is not and shall not be construed, implied or interpreted to be guaranteeing, providing indemnification with respect to or otherwise agreeing to support in any manner any of the duties, obligations or responsibilities of ADS under this Agreement or any of the Transaction Documents or Alliance Data under the Guaranty, and ADS is not and shall not be construed, implied or interpreted to be guaranteeing, providing indemnification with respect to or otherwise agreeing to support in any manner any of the duties, obligations or responsibilities of the Bank under this Agreement or any of the Transaction Documents or Alliance Data under the Guaranty.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS. The Sellers, jointly and severally, hereby represent and warrant to the Buyers that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

4.1 Organization. Stage, Specialty and Funding are duly organized and validly existing entities, and are in good standing under the laws of the jurisdiction of their respective formation. Granite is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States. Each Seller is duly registered or qualified to do business, and is in good standing, in each jurisdiction in which the assets now owned or leased or the nature of the business now conducted requires such registration or qualification wherein the failure to so register or qualify could constitute a Sellers Material Adverse Effect.

4.2 Authorization of Transaction; Validity. Each Seller has full power and authority to execute and deliver, and to perform its respective duties and obligations under, this Agreement and each Transaction Document to which it is a party. This Agreement and the Transaction Documents to be executed and delivered by each of the Sellers have been duly authorized by all necessary action and have been (or will be at Closing) duly executed and delivered by the Sellers, as applicable, and are (or will be at Closing) the legal, valid and binding obligations of the Sellers, enforceable against the Sellers, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

4.3 No Conflicts; Consents.  Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or any Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with, or require the consent of any person or entity under, or any provision of the Sellers' formation or governing documents, as amended; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which any of the Sellers or any of their respective assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or lapse of time or both result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or bound or to which any of their respective assets are subject (or result in the imposition of any Lien upon any of the Credit Card Assets or the Equipment), except for violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, failures to give notice, consents or Liens that would not result in a Sellers Material Adverse Effect; (iv) except for the approval of the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") and federal banking regulators, require the Sellers to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement and to the Sellers' knowledge there are no pending regulatory actions or agreements pertaining to the Sellers that would delay or prevent such approvals; or (v) require the Sellers to obtain any consent from any party to any Contract in connection with the assignment of such Contract hereunder.

4.4 Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits or other legal proceedings pending or, to the best of the Sellers' knowledge, threatened against any Seller relating to, resulting from or affecting the Credit Card Assets, the Equipment, the Assumed Liabilities or the Credit Card Business, or that would materially impair the ability of the Sellers to perform their respective duties or obligations under, or to consummate the transactions contemplated by, this Agreement or the Transaction Documents. No notice from any governmental authority or any other Person (including employees) has been received by the Sellers as to any such claims or legal proceedings relating to, resulting from or affecting the Credit Card Assets, the Equipment, Assumed Liabilities or the Credit Card Business or the performance of the Sellers' duties or obligations under this Agreement or any Transaction Documents, claiming any violation of any law, statute, rule, regulation, ordinance, order, decision or decree of any governmental authority or claiming any breach of any contract or agreement with any third party.

4.5 Compliance With Laws. Each Seller has obtained, maintained and materially complied with all Requirements of Law in the conduct of the Credit Card Business (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Sellers alleging any failure to comply. Each Seller has had at all times all Authorizations required to conduct the Credit Card Business, and each Seller has conducted the Credit Card Business and has owned and operated the Credit Card Assets and the Equipment at all times in material compliance with all such Authorizations. No Seller is subject to any judgment, writ, decree, injunction or order of any federal, state or local court (domestic or foreign) or governmental entity applicable to the Credit Card Business.

4.6 Title to Assets. Except for the Securitization Program and the security interests granted to the Working Capital Lenders which shall be released simultaneously with the Closing, the Sellers have good and valid title to the Credit Card Assets including the Accounts and Receivables, and Equipment free and clear of all Liens other than Permitted Liens. The Assignment and Assumption Agreements and other conveyance documents to be executed by the Sellers on the Closing Date will vest the Buyers with good and valid title in and to the Credit Card Assets, and Equipment free and clear of all Liens other than Permitted Liens. Other than as between the Sellers, there has been no prior sale by the Sellers of the Accounts or the Receivables, and no Person other than the Sellers has at any time owned the Accounts or the Receivables.

4.7 Financial Statements.   All of the financial statements included or incorporated by reference in Stage's filings with the SEC, in each case, including any related notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments) and fairly present the consolidated financial position of Stage and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

4.8 Equipment. Schedule 4.8 sets forth all of the Equipment to be transferred from the Sellers to ADS under this Agreement, and the Equipment is in sufficient operating condition to continue the operations of the Credit Card Business in the ordinary and usual course consistent with past practices.

4.9 Contracts. Except for the Intercompany Contracts, Schedule 4.9 sets forth all of the Contracts that relate exclusively to the Credit Card Business. As to the Contracts: (i) each Contract is legal, valid, binding, and enforceable in accordance with its respective terms and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought; (ii) to the Sellers' knowledge, no Seller or other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract; (iii) no party has repudiated any material provision of such Contract; and (iv) the Sellers have provided the Buyers with true and complete copies of the Contracts.

4.10 Employees. Schedule 4.10 identifies all of the Employees. Except as set forth on Schedule 4.10: (i) none of the Employees are represented by any labor organization, and the Sellers have not recognized any labor organization as the collective bargaining agent of the Employees; (ii) to the Sellers' knowledge, there are no pending proceedings for the certification of a labor union involving any of the Employees or any union organization activity involving any of the Employees, and there has never been union representation involving any of the Employees; (iii) there are not, and within the last twelve (12) months there have not been, pending or, to the Sellers' knowledge, threatened, any strikes, slowdowns, work stoppages, other job actions, lockouts or other labor disputes involving any of the Employees; (iv) there are not, and within the last twelve (12) months there have not been, pending or, to the Sellers' knowledge, threatened, any claims of wrongful discharge, employment discrimination, sexual harassment or other employment dispute involving any of the Employees; (v) there has been no "mass layoff" or "plant closing" by the Sellers in connection with the Credit Card Business within the six (6) months prior to Closing; (vi) no Employee is a party to any employment, retention, change in control, severance or similar agreement; and (vii) the Sellers are in material compliance with all laws, regulations and orders relating to the employment of labor with respect to the Credit Card Business, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security Taxes.

4.11 ERISA and Employee Benefit Plans. Schedule 4.11 sets forth all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave and vacation pay, maintained or sponsored by the Sellers for current or former employees of the Sellers engaged in the Credit Card Business. The Sellers have made available or delivered to the Buyers, to the extent applicable, true, correct and complete copies of such plans, benefit arrangements and payroll practices, or a summary thereof. The plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation thereof which is reasonably likely to cause the loss of such qualification or exemption or the imposition of any Liability, penalty or Tax under ERISA or the Code. The plans, benefit arrangements and payroll practices have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment becoming due to any employee (current, former or retired) employed in connection with the Credit Card Business; (ii) increase any benefits otherwise payable to any such individual under any such plans or benefit arrangements; or (iii) result in the acceleration of the time of payment or vesting of any benefits to such individual under any such plans or benefit arrangements.

4.12 Tax and Other Returns and Reports. Each Seller has timely filed (taking into account available extensions), or there has been timely filed on its behalf, with the appropriate governmental entities, all Tax Returns and Income Tax Returns required to be filed in connection with the Credit Card Assets and the Credit Card Business (except to the extent that any failure to file such returns would not have a Sellers Material Adverse Effect), and all such Tax Returns and Income Tax Returns are true and correct in all material respects. Each Seller has paid all Taxes and Income Taxes shown as due thereon (other than amounts that are being contested through appropriate procedures). To the Sellers' knowledge, no notice of the institution of any audit or investigation has been received relating to any Taxes or Income Taxes or Tax or Income Tax Returns, and no issue has been raised relating to the Tax or Income Tax treatment of the Credit Card Business in any audit report issued with respect to a taxable year that is still open under the applicable statute of limitations on assessment. To the Sellers' knowledge, no claim has been made with respect to the Credit Card Business by a taxing authority in a jurisdiction where a Seller does not file Tax or Income Tax Returns with respect to the Credit Card Assets or the Credit Card Business to the effect that such Seller is or may be subject to taxation by that jurisdiction. No Assumed Liability is a contract, plan or arrangement involving any Seller covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyers or such Seller by reason of Section 280G or Section 162(m) of the Code. No Seller is a foreign Person within the meaning of Section 1445 of the Code, and each Seller is a "United States Person" within the meaning of Section 7701(a)(30) of the Code.

4.13 Bulk Sales Law. No Seller is required to comply with any applicable "bulk sales" law or regulation relating to transfers governed by Article 6 of the UCC or any other Requirements of Law relating to bulk transfers (other than Tax laws) in connection with the consummation of the transactions contemplated hereby.

4.14 Conduct of the Business. Since August 24, 2001, the Sellers have conducted the Credit Card Business in the ordinary course consistent with past practice and have complied with the Policies and Procedures in all material respects. Since August 24, 2001, no Seller has in connection with the Credit Card Business: (i) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Credit Card Assets or the Equipment, except for the transfers and assignments under the Securitization Program in the ordinary course of business consistent with past practice; (ii) subjected any of the Credit Card Assets or the Equipment to any Lien of any nature whatsoever, except, with respect to Credit Card Assets other than the Account Assets, for Permitted Liens; (iii) made or suffered any amendment or termination of any Contract or waived any rights thereunder, other than in the ordinary course of business consistent with past practice; (iv) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting the Credit Card Business, the prospects thereof, the Credit Card Assets or the Equipment; (v) received notice or had knowledge of any actual or threatened strikes, slowdowns, work stoppages, other job actions, lockouts or other labor disputes or other occurrence, event or condition of any similar character which has had or might constitute a Sellers Material Adverse Effect; (vi) other than in the ordinary course of business consistent with past practice, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled; (vii) changed any of the accounting principles followed by it or the methods of applying such principles; (viii) entered into any transaction with respect to the Credit Card Business other than in the ordinary course of business consistent with past practice; (ix) suffered any Sellers Material Adverse Effect; or (x) purchased any capital asset or entered into any capital lease, in either case in excess of $1,000,000 in the aggregate, or made any commitment for future capital expenditures in excess of $250,000 in the aggregate except for such of the foregoing as may be required for ordinary repair, maintenance or replacement of assets. Since February 10, 2003, (a) there has been no material adverse change in the results of operations of the Credit Card Business, and there has been no material adverse change with respect to the Credit Card Assets or the Equipment; (b) Sellers have not effected any change in its practices or the Policies and Procedures relating to the Credit Card Assets or the Equipment; (c) except as described in Section 4.22 of this Agreement, Sellers have not amended the Cardholder Agreements; and (d) except in the ordinary course of business, Sellers have not disposed of or discontinued any portion of its Credit Card Business or any Receivables.

4.15 Accuracy of Information. To the Sellers' knowledge, the Materials and Information furnished by the Sellers to the Buyers with respect to the Sellers' conduct of the Credit Card Business prior to the Closing are true, correct, complete and accurate in all material respects.

4.16 Sufficiency of Assets. The Credit Card Assets and the Equipment to be conveyed to the Buyers at Closing constitute all assets required by the Sellers to conduct the Credit Card Business as presently conducted in the ordinary and usual course consistent with past practices, except for: (i) Contracts with respect to which the requisite consents to assignment have not been obtained as of the Closing Date, and (ii) the Excluded Assets.

4.17 Name Rights. The Sellers own the Name Rights, free and clear of all Liens except the Permitted Liens, and have the power and authority to grant the Buyers the right to use the Name Rights in accordance with the terms and conditions described in the Program Agreement.

4.18 Brokers. With the exception of Citigroup Global Markets Inc. f/k/a Salomon Smith Barney, which was retained by the Sellers and shall be paid any fee or commission due it by the Sellers, the Sellers have not, directly or indirectly, employed any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a brokerage, finders or other fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.

4.19 Accuracy of Preliminary Closing Tape and Final Closing Tape. To the Sellers' knowledge, each Account and Receivable is in all respects as described in the Preliminary Closing Tape and the Final Closing Tape, and when delivered by the Sellers to the Buyers, the information contained in the Preliminary Closing Tape and the Final Closing Tape will be correct in all respects as of the Preliminary Cut-Off Time, in the case of the Preliminary Closing Tape, and as of the Cut-Off Time, in the case of the Final Closing Tape.

4.20 Restrictions, Review or Investigations.  Each Receivable is the legal, valid and binding obligation of the Cardholder, and each Receivable is enforceable and legally collectible in accordance with its terms and applicable law, subject to no defense, offset or counterclaim, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought. A Credit Card has been issued in connection with each Account. All Accounts are with individuals (other than individuals maintaining an account for commercial purposes), and no Account has been entered into with any corporation, partnership, association or other entity. No Receivable is a "commercial loan" as that term is used in the Bank Holding Company Act of 1956, as amended. No federal, state or local or other governmental entity has placed any restriction on the Credit Card Business, the Credit Card Assets, the Equipment or the Sellers' consummation of the transactions contemplated by this Agreement or the Program Agreement, and no investigation or review by any governmental entity with respect to the Credit Card Business or the Sellers' consummation of the transactions contemplated by this Agreement or the Program Agreement is pending or threatened, nor has any governmental entity indicated an intention to conduct any investigation or review. The Sellers are not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity. There are no acts or practices, with respect to which refunds or restitutions on any Account may be required, of which the Sellers have knowledge or which has been cited in any compliance report relating to the Credit Card Business as a result of an examination or review by any regulatory authority. Each Account and the Receivables have been originated and serviced by the Sellers in all material respects in accordance with the applicable Cardholder Agreement and Requirements of Law.

4.21 Accounts. All Accounts have been underwritten, originated and serviced by Granite in the ordinary course of business in accordance with the Policies and Procedures in all material respects. All Credit Card Applications submitted by Cardholders with respect to the Accounts have been evaluated by Granite in accordance with the Policies and Procedures. Payment in respect of each Account are billed and are payable in United States dollars. During the year prior to the Cut-Off Time, Accounts were charged off by the Sellers in accordance with the Policies and Proceduress. None of the Accounts or Receivables are secured by a pledge of collateral by the related Cardholder. None of the Accounts being purchased are subject to Cardholder terms and conditions which require a grace period after the closing date of the Billing Cycle prior to imposition of a late fee. None of the Accounts or Receivables arose out of any fraud or malfeasance of any Cardholder, customer of the Sellers or any other Person, or any fraud, malfeasance or negligence of any employee or agent of the Sellers.

4.22 Cardholder Agreements. Each Cardholder Agreement is the legal, valid, and binding obligation of the Cardholder and any related guarantor and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought. The Sellers have delivered to the Buyers copies of the forms of Cardholder Agreements and Credit Card Applications for all of the Accounts. The terms of the Cardholder Agreements have not been impaired, waived, altered, amended or modified in any material respect since September 1, 2002, for the Stage and Palais Royal logos and March 1, 2003, for the Bealls logo, and any such changes were made in accordance with the Policies and Procedures and applicable Requirements of Law and are in full force and effect and copies of all such changes have been delivered to the Buyers. As of the Closing Date, all such Cardholder Agreements are freely assignable and do not require the approval or consent of any Cardholder or any other Person to the assignment in favor of the Buyers. Each Seller is in material compliance with the terms and conditions in the Cardholder Agreements and has materially performed all of its respective duties under the Cardholder Agreements, and to the Sellers' knowledge, no default, breach or other event by the Sellers, which with the passage of time or the giving of notice, or both, would constitute a default or breach under the Cardholder Agreements exists or is threatened.

4.23 Absence of Defaults. To the Sellers' knowledge and except for payment defaults, there is no default, breach, violation, or event of acceleration existing under any Account and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration that would have an adverse effect on the Buyers' ability to collect any of the Accounts. Except for payment defaults, no Seller has waived any default, breach, violation or event of acceleration with respect to the Accounts that would have an adverse effect on the Buyers' ability to collect any of such Accounts.

4.24 Financial Reporting for Accounts and Receivables. All Accounts and Receivables have been properly accounted for in all material respects in accordance with GAAP, and all payments or monies received by the Sellers with respect to the Accounts and the Receivables have been properly applied.

4.25 Absence of Foreclosure, Bankruptcy, and Other Proceedings. Except as disclosed on the Preliminary Closing Tape, the Sellers have not been notified in writing as of the Preliminary Cut-Off Time that any of the Cardholders are currently subject to proceedings under the Bankruptcy Code or any state law for the relief of debts or otherwise been subject to bankruptcy or foreclosure proceedings other than such notices not yet reflected by the Sellers in their respective books and records in the ordinary course of business and consistent with the Policies and Procedures as of the Preliminary Cut-Off Time. After the Preliminary Cut-Off Time, the Sellers will continue to reflect all such notices received prior to the Cut-Off Time in their respective books and records in the ordinary course of business consistent with the Policies and Procedures. All such notices that remain in the possession of the Sellers after the Cut-Off Time that are not reflected in the Sellers' books and records as of the Cut-Off Time will be delivered to the Buyers within three (3) days after the Closing Date.

4.26 Reaffirmed Accounts. To the extent the Sellers have determined that an Account was not reaffirmed in compliance with applicable bankruptcy laws and Requirements of Law, the Sellers have written-off the indebtedness under such Account prior to the date hereof. Except as stated immediately above, the balance on each Reaffirmed Account is in compliance with applicable bankruptcy law and Requirements of Law, and the Reaffirmed Account, and all amounts owing thereunder, are the legal, valid and binding obligations of the applicable Cardholder enforceable in accordance with its terms. Such Accounts shall be clearly identified to the Bank by the Sellers at Closing.

4.27 Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS SECTION 4, THE BUYERS SHALL PURCHASE THE CREDIT CARD ASSETS AND EQUIPMENT "AS IS", "WHERE IS" AND "WITH ALL FAULTS AND DEFECTS", AND THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, STATUTORY OR IMPLIED, WITH RESPECT TO ALL OR ANY OF THE CREDIT CARD ASSETS OR EQUIPMENT INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.28 Survival.  The Sellers hereby agree and covenant that the representations and warranties of the Sellers described in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date.

5. REPRESENTATIONS AND WARRANTIES OF BUYERS. Each of the Buyers hereby represents and warrants to the Sellers that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

5.1 Organization. The Bank is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States. ADS is a duly organized and validly existing corporation, and is in good standing under the laws of the State of Delaware. Each Buyer has duly registered or qualified to do business, and is in good standing in each jurisdiction in which the assets it now respectively owns or leases or the nature of its respective business now conducted requires such registration or qualification wherein the failure to so register or qualify could constitute a Buyers Material Adverse Effect.

5.2 Authorization of Transaction; Validity. Each of the Buyers has full power and authority to execute and deliver, and to perform its respective duties and obligations under, this Agreement and each Transaction Document to which it is a party. This Agreement and the Transaction Documents to be executed and delivered by each of the Buyers have been duly authorized by all necessary action and have been (or will be at Closing) duly executed and delivered by the Buyers, as applicable, and are (or will be at Closing) the legal, valid and binding obligations of the Buyers, enforceable against the Buyers, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

5.3 No Conflicts; Consents.  Neither the execution and delivery of this Agreement or any Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with, or require the consent of any person or entity under, or any provision of either Buyer's formation or governing documents, as amended; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which either Buyer or any of its respective assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or lapse of time or both result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which either Buyer is a party or bound or to which any of its respective assets are subject, except for violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, failures to give notice or consents that would not result in a Buyers Material Adverse Effect; (iv) except for the approval of the FTC, the Antitrust Division of the DOJ and federal banking regulators, require either Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party (including rating agencies) in order to consummate the transactions contemplated by this Agreement, and to the Bank's knowledge, there are no pending regulatory investigations, actions or agreements pertaining to the Bank or its Affiliates that would delay or prevent such approvals.

5.4 Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits or other legal proceedings pending or to the best of each Buyer's knowledge threatened against either Buyer that would materially impair the ability of either Buyer to perform its respective duties or obligations under, or to consummate the transactions contemplated by, this Agreement or the Transaction Documents. No notice from any governmental authority or any other Person (including employees) has been received by either Buyer as to any such claims or legal proceedings relating to the performance of such entity's respective duties or obligations under this Agreement or any Transaction Documents, claiming any violation of any law, statute, rule, regulation, ordinance, order, decision or decree of any governmental authority or claiming any breach of any contract or agreement with any third party.

5.5 Restrictions, Reviews and Investigations. Each Buyer has obtained, maintained and materially complied with all Requirements of Law in the conduct of its respective businesses (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against either Buyer alleging any failure to comply that would materially impair the ability of either Buyer to perform its respective duties or obligations under or to consummate the transactions contemplated by this Agreement or the Transaction Documents. Each Buyer has had at all times all Authorizations required to conduct its respective businesses, and each Buyer has conducted its respective businesses at all times in material compliance with all such Authorizations. The Buyers are not subject to any investigation, judgment, writ, decree, injunction or order of any federal, state or local court (domestic or foreign) or governmental entity applicable to its respective businesses which would materially impair the ability of either Buyer to perform its respective duties or obligations under, or to consummate the transaction contemplated by this Agreement or the Transaction Documents.

5.6 Financial Statements.  All of the financial statements included or incorporated by reference in Alliance Data's filings with the SEC, in each case, including any related notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments) and fairly present the consolidated financial position of Alliance Data and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

5.7 Accuracy of Information. To the knowledge of the Buyers, the Materials and Information furnished by the Buyers to the Sellers prior to the Closing are true, correct, complete and accurate in all material respects.

5.8 Brokers. The Buyers have not, directly or indirectly, employed any broker, finder, financial advisor, or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a brokerage, finders or other fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.

5.9 ACKNOWLEDGEMENT OF DISCLAIMER. THE BUYERS EXPRESSLY ACKNOWLEDGE, AGREE AND COVENANT THAT EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTION 4 OF THIS AGREEMENT: (I) THE BANK AND ADS SHALL PURCHASE THE CREDIT CARD ASSETS AND EQUIPMENT, AS APPLICABLE, "AS IS", "WHERE IS" AND " WITH ALL FAULTS AND DEFECTS"; AND (II) THE SELLERS DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, STATUTORY OR IMPLIED, WITH RESPECT TO ALL OR ANY OF THE CREDIT CARD ASSETS OR EQUIPMENT INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.10 Survival.  The Buyers hereby agree and covenant that the representations and warranties of Buyers described in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date.

6. CONDITIONS TO OBLIGATIONS OF BUYERS. The obligations of the Buyers to purchase the Credit Card Assets and the Equipment and to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction or fulfillment of the following conditions precedent, one or more of which may be waived in writing by the Buyers in its respective sole discretion.

6.1 Closing Documents. Each Seller shall have executed and delivered this Agreement and the Transaction Documents to which it is party, and each such agreement shall be in full force and effect.

6.2 Corporate Documents of Sellers. Each Seller shall have delivered to the Buyers certificates of the authorized officers of the Seller setting forth the requisite resolutions, authorizations or approvals required under such Seller's formation or governing documents to approve the execution and delivery of, the performance of its respective duties and obligations under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party, and the authorization of the officers of such Seller to execute and deliver this Agreement and such Transaction Documents.

6.3 No Pending Litigation. At the Closing Date, no suit, action, investigation or other proceeding shall have occurred prior to the Closing Date or shall be pending, threatened or noticed before any court or governmental entity that (i) has resulted in or is seeking to restrain or prohibit the performance of, or the consummation of the transactions contemplated by, this Agreement or the Transaction Documents or to obtain damages or other relief in connection with this Agreement or the Transaction Documents; (ii) may subject the Buyers or the Sellers to material liability on the grounds that the Buyers or the Sellers have violated any law or regulation or otherwise acted improperly in connection with the transactions contemplated by this Agreement or the Transaction Documents; or (iii) may have an adverse effect, at the Buyers' sole discretion, on the Sellers' ability to perform their respective duties and obligations under any of the Transaction Documents.

6.4 Representations, Warranties and Covenants. The representations and warranties of the Sellers set forth in this Agreement and the Transaction Documents shall be true and correct in all material respects on the Closing Date; provided, that the foregoing materiality standard shall not be deemed to compound the materiality standard applicable to any representation or warranty that is itself qualified or limited by materiality. The Sellers shall have performed and complied in all material respects with each of the agreements, covenants and conditions required under this Agreement of which performance or compliance is required prior to or at Closing.

6.5 Consents.  All required consents, licenses, permits or approvals or authorizations or exemptions by notice or report to, or registrations, filings or declarations with, any governmental authority, in connection with the execution or delivery by the Sellers, and the validity or enforceability, of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, or the performance by each of the Sellers of its duties and obligations under this Agreement and the Transaction Documents shall have been obtained at or prior to the Closing Date, and the Sellers shall have obtained and delivered to the Buyers the requisite consents to the assignment of the Contracts.

6.6 HSR Act; Other Approvals. The expiration or early termination of any waiting periods under the HSR Act and the receipt of the Sellers' approvals set forth in Section 4.3 of this Agreement and on Schedule 4.3 shall have been obtained prior to the Closing.

6.7 Opinion. The Buyers shall have received from Jenkens & Gilchrist, a Professional Corporation, as outside counsel for Stage, Specialty, Funding and Granite, and Jones Day as outside counsel for Granite an opinion, dated as of the Closing Date, substantially in the form of Exhibit "H".

6.8 No Sellers Material Adverse Effect. Since the date of this Agreement, no Sellers Material Adverse Effect shall have occurred.

6.9 Liens. Evidence that all actions necessary to be taken by the Sellers (i) to perfect the Buyers' Lien (subject to no other Lien as of the Closing Date other than Permitted Liens) in and to the Accounts, the Receivables and to the other property in which the Buyers are given a Lien under this Agreement and the Program Agreement to the extent provided for in the UCC, and (ii) to insure that the Buyers have good and valid title in and to that Account, which evidence shall include the release and filing of authorized UCC termination statements (other than the Buyers' Liens and Permitted Liens) in and to the property in which the Buyers are granted a security interest under this Agreement and the Program Agreement.

6.10 Necessary Action Taken. Except for executing and delivering the documents required at Closing, the Sellers shall have taken all necessary actions required by this Agreement to sell the Credit Card Assets to the Buyers so that the Buyers have a right to collect the Accounts no later than the opening of business on the Closing Date.

6.11 Other Agreements. The conditions to the obligations of the Buyers pursuant to the Transaction Documents shall have been satisfied or waived.

6.12 Preliminary Information. At least three (3) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyers: (i) a Preliminary Closing Statement; (ii) the Preliminary Closing Tape; (iii) a draft of the Closing Equipment Schedule; (iv) the other schedules supporting the Preliminary Closing Statement; and (v) instructions designating the account or accounts to which the Purchase Price shall be deposited by wire transfer on the Closing Date.

6.13 Certificate of Sellers.  An authorized officer of each of the Sellers shall have executed and delivered a certificate, dated as of the Closing Date, to the effect that each of the conditions specified in Sections 6.1 through 6.12 of this Agreement have been satisfied.

7. CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of the Sellers to sell the Credit Card Assets and the Equipment and to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction or fulfillment of the following conditions precedent, one or more of which may be waived in writing by the Sellers in the Sellers' sole discretion.

7.1 Closing Documents. Each Buyer shall have executed and delivered this Agreement and the Transaction Documents to which it is party, and each such agreement shall be in full force and effect.

7.2 Corporate Documents of Buyers. Each Buyer shall have delivered to the Sellers certificates of the authorized officers of such Buyer setting forth the requisite resolutions, authorizations or approvals required under such Buyer's formation or governing documents to approve the execution and delivery of, the performance of its duties and obligations under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party, and the authorization of the officers of such Buyer to execute and deliver this Agreement and such Transaction Documents. Alliance Data shall have delivered to the Sellers a certificate of the authorized officers setting forth the requisite resolutions, authorizations or approvals required under its formation or governing documents to approve the execution and delivery of, the performance of its duties and obligations under the Guaranty and the authorization of its officers to execute and deliver the Guaranty.

7.3 Purchase Price. The Preliminary Purchase Price shall have been delivered to the Sellers pursuant to the Sellers' instructions by wire transfer of immediately available funds.

7.4 No Pending Litigation. At the Closing Date, no suit, action, investigation or other proceeding shall have occurred prior to the Closing Date or shall be pending, threatened or noticed before any court or governmental entity that: (i) has resulted in or is seeking to restrain or prohibit the performance of, or the consummation of the transactions contemplated by, this Agreement or the Transaction Documents or to obtain damages or other relief in connection with this Agreement or the Transaction Documents; (ii) may subject the Buyers, Alliance Data or the Sellers to material liability on the grounds that the Buyers, Alliance Data or the Sellers have violated any law or regulation or otherwise acted improperly in connection with the transactions contemplated by this Agreement or the Transaction Documents; or (iii) may have an adverse effect, at Stage's sole discretion, on the Buyers' ability to perform their respective duties and obligations under any of the Transaction Documents or Alliance Data's ability to perform its duties and obligations under the Guaranty.

7.5 Representations, Warranties and Covenants. The representations and warranties of the Buyers set forth in this Agreement and the Transaction Documents, and the representations and warranties of Alliance Data set forth in the Guaranty, shall be true and correct in all material respects on the Closing Date; provided, that the foregoing materiality standard shall not be deemed to compound the materiality standard applicable to any representation or warranty that is itself qualified or limited by materiality. The Buyers shall have performed and complied in all material respects with each of the agreements, covenants and conditions required under this Agreement and the Transaction Documents of which performance or compliance is required prior to or at Closing, and Alliance Data shall have performed and complied in all material respects with each of the agreements, covenants and conditions required under the Guaranty of which performance or compliance is required prior to or at Closing.

7.6 Consents. All required consents, licenses, permits or approvals or authorizations or exemptions by notice or report to, or registrations, filings or declarations with, any governmental authority, in connection with the execution or delivery by the Buyers, and the validity or enforceability, of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, or the performance by each of the Buyers of its respective duties and obligations under this Agreement and the Transaction Documents shall have been obtained at or prior to the Closing Date.

7.7 HSR Act; Other Approvals. The expiration or early termination of any waiting periods under the HSR Act and the receipt of the Buyers' approvals set forth in Section 5.3 of this Agreement and on Schedule 5.3 shall have been obtained prior to the Closing.

7.8 Opinion. The Sellers shall have received an opinion, dated as of the Closing Date, from Akin, Gump, Strauss, Hauer & Feld, L.L.P., as outside counsel for Alliance Data and ADS, and Arter & Hadden LLP, as outside counsel for the Bank, substantially in the form of Exhibit "I".

7.9 No Buyers Material Adverse Effect. Since the date of this Agreement, no Buyers Material Adverse Effect shall have occurred.

7.10 Necessary Action Taken. Except for executing and delivering the documents required at Closing, the Buyers shall have taken all necessary actions required by this Agreement to purchase the Credit Card Assets and Equipment from the Sellers and to consummate the transactions contemplated by this Agreement and the Transaction Documents.

7.11 Other Agreements. The conditions to the obligations of the Sellers pursuant to the Transaction Documents shall have been satisfied or waived.

7.12 Certificate of Buyers.  An authorized officer of each of the Buyers shall have executed and delivered a certificate, dated as of the Closing Date, to the effect that each of the conditions, with respect to such Buyer, specified in Sections 7.1 through 7.11 of this Agreement have been satisfied. The Buyers shall have delivered to Sellers a certificate by an authorized officer of Alliance Data, dated as of the Closing Date, to the effect that the representations and warranties of Alliance Data set forth in the Guaranty, shall be true and correct in all material respects on the Closing Date; provided, that the foregoing materiality standard shall not be deemed to compound the materiality standard applicable to any representation or warranty that is itself qualified or limited by materiality.

8. COVENANTS OF BUYERS AND SELLERS.  In addition to the other agreements and covenants described in this Agreement, the Buyers and the Sellers agree and covenant as follows.

8.1 Best Efforts. The Sellers and the Buyers hereby agree and covenant to use their respective commercially reasonable best efforts and proceed diligently to obtain at or prior to the Closing Date any consents, licenses, permits or approvals or authorizations or exemptions in connection with the execution or delivery by each such Party, and the validity or enforceability, of this Agreement, and to otherwise satisfy each of the conditions set forth in Sections 6 and 7 of this Agreement. The Sellers and the Buyers shall promptly notify the other in the event that any such consent, license, permit or approval or authorization or exemption is declined, denied or delayed. Each Party hereby agrees and covenants to promptly inform each of the other Parties of any circumstances that create or give rise to a reasonable likelihood that any such consent, license, permit or approval or authorization or exemption will not be obtained at or prior to the time the same must be obtained in order to permit the transactions contemplated herein to be consummated on the Closing Date.

8.2 Books and Records. With respect to all Account Documents, and notwithstanding the purchase of the Account Documents by the Buyers as of the Closing Date, any Account Documents retained by the Sellers post-Closing shall be held as bailee for the sole benefit of the Buyers.

8.3. Cardholder Notices.  The Bank shall prepare and deliver such notices to the Cardholders that notifies the Cardholders of the purchase of the Credit Card Assets by the Bank as Bank deems necessary or desirable and in accordance with Requirements of Law. The Bank shall bear any and all costs and expenses related to the notices. The Sellers shall reasonably cooperate with the Bank in the preparation and mailing of the notices.

8.4 Notices of Events. Between the date hereof and the Closing Date, each Party shall promptly notify the other Party(ies) in writing of: (i) any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or the Transaction Documents or of any fact which, if existing or known at the date hereof, would have made any of the representations or warranties contained in this Agreement or the Transaction Documents untrue or misleading in any material respect; or (ii) any Termination Event or any failure to comply with the obligations such Party has undertaken pursuant to this Agreement or the Transaction Documents or that might reasonably be expected otherwise to preclude the consummation of the transactions contemplated by this Agreement or a Transaction Document within ten (10) days of the occurrence of such event.

8.5 No Sale of Assets. Without the prior written consent of the Buyers, the Sellers shall not sell, lease, assign, transfer, encumber or permit the encumbrance of, or otherwise dispose of, any of the Credit Card Assets or the Equipment, except in accordance with this Agreement and the Securitization Program.

8.6 Sales and Transfer Taxes. In addition to the Purchase Price, the Bank and ADS shall each be responsible for and shall timely pay all applicable sales Taxes, use Taxes and transfer Taxes (including recording Taxes, stamp Taxes and any similar Taxes arising upon the transfer of real property or interests therein) that may become due and payable as a result of the sale, transfer and delivery of the Credit Card Assets and the Equipment, as applicable, whether levied on the Bank, ADS or the Sellers.

8.7 Public Announcements. The Sellers, the Buyers, and their respective Affiliates, shall not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party(ies), which consent may be withheld, conditioned or delayed at such Party's discretion, except to the extent required by applicable law or regulation or by governmental authorities of competent jurisdiction. Notwithstanding the foregoing, after the execution of this Agreement and the public announcement thereof in accordance with this Section 8.7, either Party and their Affiliates shall have the right to respond to specific, confidential inquiries from investors and analysts, and disclose that the Buyers have agreed to purchase the Credit Card Assets and Equipment from the Sellers, but that the details concerning the transaction (including the Purchase Price) are Confidential Information, except to the extent made public pursuant to this Section 8.7 or agreement of the Parties.

8.8 Confidentiality.  The Buyers, the Sellers, and their respective Affiliates, shall not disclose any Confidential Information (as hereafter defined) to any third party without the prior written consent of the other Party(ies), which consent may be withheld, conditioned or delayed at their respective sole discretion, except to the receiving party's Affiliates and agents or as otherwise legally compelled or required by applicable laws, rules or regulations.

8.8.1 Confidential Information Defined.  For purposes of this Agreement, "Confidential Information" shall mean any oral or written information concerning a Party, their respective Affiliates, this Agreement, the Transaction Documents or the Credit Card Assets that is furnished to a receiving Party by, or on behalf of, a disclosing Party, together with any and all analyses, compilations, studies or other documents prepared by the receiving Party, or their shareholders, members, partners, directors, managers, officers, employees, agents or advisors in connection therewith. Confidential Information shall not include any information that: (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of this Section 8.8; or (ii) was or becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, or its respective Affiliates; provided, that the source was not known by the receiving Party to be bound by any agreement with the disclosing Party to keep the information confidential.

8.8.2 Request for Disclosure.  In the event a Party receives a request, or is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), to disclose any Confidential Information, the Party subject to the request or requirement shall: (i) promptly notify the other Party(ies) and upon request, if permitted, shall provide the other Party(ies) with a copy of the request or written notice of the requirement; and (ii) cooperate with the other Party(ies) on seeking a protective order or other appropriate remedy to prevent the disclosure. In the event that a protective order or other remedy is not obtained, the Party subject to the request or requirement shall only disclose that portion of the Confidential Information that such Party is advised to disclose in a written opinion issued by such Party's legal counsel, and such Party shall exercise reasonable efforts to obtain assurance that the recipient of the disclosed Confidential Information shall not further disclose such Confidential Information to others, except as required by law, following such disclosure. In any event, none of the Parties shall oppose any action taken or instituted by another Party to obtain a protective order or other appropriate remedies to insure that confidential treatment will be accorded the Confidential Information. Any expenses incurred in connection with this Section 8.8 shall be the responsibility of the Party seeking the protective order or other remedies.

8.8.3 Return of Confidential Information. In the event this Agreement is terminated in accordance with Section 10 of this Agreement, a receiving Party shall promptly return to the disclosing Party(ies) any and all Confidential Information in the possession of the receiving Party, or its agents or representatives after such termination date.

8.9 HSR Act, OCC Approval and Other Approvals. The Parties acknowledge and agree that the filing of a Notification and Report pursuant to the HSR Act (the "HSR Filing") and an Interagency Bank Merger Act Application for a purchase and assumption with the OCC (the "OCC Filing"), and compliance with the regulations promulgated thereunder, are required in connection with the transactions contemplated hereby. The Parties agree to use their respective best efforts to file the HSR Filing and the OCC Filing within ten (10) Business Days of the Effective Date of this Agreement. In furtherance of the foregoing, each Party shall diligently take (or fully cooperate in the taking of) any and all actions, and provide any additional information, required or reasonably requested by the other Party(ies) or the applicable regulators in order to complete the HSR Filing and OCC Filing process. The Buyers shall pay any filing fees associated with the HSR Filing and the OCC Filing.

8.10 Conduct of Credit Card Business. Except as otherwise provided for in this Agreement, from the date of this Agreement until the Closing Date, the Sellers will: (i) conduct the Credit Card Business in accordance with their present practices, policies and procedures including the Policies and Procedures in effect as of the Effective Date, other than as may be required by applicable law and to maintain their books, contracts, operations and records in accordance with sound business practices; (ii) conduct the Credit Card Business in accordance with all Requirements of Law; (iii) not make any amendments, revisions or changes to their accounting practices or their present practices, policies and procedures related to the Credit Card Business including the Policies and Procedures in effect as of the Effective Date, other than as may be required by applicable law, without the prior written consent of the Buyers; (iv) not waive any of the terms of the Cardholder Agreements except as provided by the Sellers' Policies and Procedures and consistent with past practices; (v) maintain and keep the Credit Card Assets in good repair, working order and condition, except for ordinary wear and tear; (vi) keep in full force and effect, to the extent commercially reasonable, insurance with respect to the Credit Card Assets and the Credit Card Business comparable in amount and scope of coverage to that now maintained; (vii) materially perform all of their duties and obligations under the Contracts and not amend, extend or terminate any Contract without prior notice to the Buyers; (viii) use reasonable efforts consistent with their normal business practices to maintain and preserve the goodwill associated with the Credit Card Business and to retain their present employees; (ix) not terminate any of the Employees prior to the Closing Date, except for any termination that is consistent with their normal business practices; (x) not make any change in, or enter into any new benefit plan or compensation to Employees, without the prior written consent of ADS; (xi) not enter into, amend or modify any employment or similar agreement with any Employee; (xii) not acquire or lease, or enter into any agreement to acquire or lease any assets, including real property, related to the Credit Card Business, in any case requiring an aggregate payment in excess of $100,000 without the Buyers' prior written consent; and (xiii) not take or cause to be taken or omit to take any action that would result in a breach of any of the Sellers' representations, warranties or covenants contained herein.

8.11 Assignment of Contracts.  Without limiting or otherwise affecting the rights of the Buyers pursuant to Sections 6 or 9 of this Agreement, to the extent that any Contract to be assigned to the Buyers pursuant to this Agreement is not capable of being assigned without the consent, approval or waiver of a third party, nothing in this Agreement will constitute an assignment or require the assignment thereof, except to the extent provided in this Section 8.11. Notwithstanding anything contained in this Agreement to the contrary, the Sellers will not be obligated to assign to the Buyers any of their rights, duties and obligations in and to any of the Contracts referred to in this Section 8.11 without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that the Sellers shall use their reasonable best efforts to obtain all such consents, approvals and waivers prior to and after the Closing Date. To the extent that the consents, approvals and waivers referred to in this Section 8.11 are not obtained by the Sellers prior to the Closing Date, the Sellers shall use their reasonable best efforts to enforce, at the reasonable request of the Buyers, for the account of the Buyers, any rights of the Sellers arising from any such Contract (including the right to elect to terminate in accordance with the terms thereof upon the advice of the Buyers); provided, however, that neither the Sellers nor the Buyers shall be obligated to pay any fee, penalty or other charge, or incur any other liability, in connection with obtaining any such consent or terminating any such Contract.

8.12 Termination of Financing Statements. If the Closing does not occur and the Buyers have filed any financing statement against the Sellers in accordance with Section 3.5 of this Agreement, the Buyers shall immediately file termination statements related to any such financing statement.

8.13 Access. Between the date of this Agreement and the Closing Date, the Sellers or their Affiliates shall provide the Buyers and their respective representatives and agents with reasonable access to the Real Property, Employees and books and records (wherever located) including, but not limited to, all accounting books and records, all financial record and statements, all Income Tax returns and records, and all other records related or pertaining to the Credit Card Assets; provided, that such access shall be conducted during normal business hours and shall not unreasonably interfere with the business of the Sellers.

8.14 Excluded Assets.  The Buyers agree and covenant to hold in trust for the Sellers, and to promptly return to the Sellers, any Excluded Asset delivered by the Sellers to the Buyers and any payment made with respect to any account or property determined to be an Excluded Asset.

8.15 Form 8594.  Within sixty (60) days after the determination of the final Bank Purchase Price pursuant to Section 3.3 of this Agreement, the Buyers each agree and covenant to deliver to the Sellers a completed Internal Revenue Service Form 8594, in draft form and based on the allocation of Purchase Price described in Section 2.3.2 of this Agreement, for the Sellers' review and approval, which approval shall not be unreasonably withheld. If the Sellers shall not have objected to the Buyers in writing to the draft Forms 8594 within thirty (30) days after receipt of the draft Forms 8594 by the Sellers, the draft Forms 8594 shall become the final versions of the Forms 8594. If the Sellers object in writing within the thirty (30) day period, the Buyers and the Sellers shall negotiate in good faith to resolve the objections. If the Buyers and the Sellers shall not have agreed to the final versions of the Forms 8594 within thirty (30) days after the Sellers' objection, any disputed aspects of the draft Forms 8594 shall be resolved by the Auditor as soon as practicable but in no event later than thirty (30) days prior to the earlier of (i) the last date on which the Forms 8594 may be filed, or (ii) the last date on which either the Buyers or the Sellers (whichever is earlier) must file an Income Tax Return relating to the transactions contemplated by this Agreement. The decision of the Auditor shall be final, and the costs, expenses and fees of the Auditors shall be borne one-half by the Buyers and one-half by the Sellers. The Buyers and the Sellers agree and covenant to file the final versions of the Forms 8594 with their respective Income Tax Returns for the taxable year in which the Closing occurs.

8.16 Name Rights.  As to the Name Rights, the Buyers hereby agree and covenant that the Buyers shall only use the Name Rights in accordance with the terms and conditions described in the Program Agreement.

8.17 New Credit Cards.  As soon as is reasonably practical after the Closing Date, the Bank shall design (in conjunction with and the approval of the Sellers), prepare and distribute a new Credit Card to those certain eligible Cardholders as set forth in the Program Agreement.

8.18 Jacksonville Facilities.  With respect to the Real Property and Employees of the Sellers located in Jacksonville, Texas:

8.18.1 Real Property.  Effective as of the Closing Date and for a period of four (4) years from the Closing Date, ADS shall operate and manage the Real Property in accordance with the terms and conditions described in the Lease Agreement.

8.18.2 Employees.  Effective as of the Closing Date and for a period of four (4) years from the Closing Date, ADS shall employ the Employees, except those terminated in accordance with ADS' employment policies and practices. ADS shall assume any and all duties, obligations and responsibilities related to the Employees as of the Closing Date including, but not limited to, the following: (i) ADS shall compensate the Employees consistent with the compensation paid similarly situated employees of ADS, but in any event will continue to compensate at the same level of base pay compensation being paid the Employees on the Effective Date, subject to future changes consistent with ADS' employment policies and practices; (ii) ADS shall provide immediate coverage for the Employees, effective as of 12:00 a.m. in Jacksonville, Texas on the Closing Date, under a group health insurance plan sponsored by ADS, which provides group health coverage consistent with that provided to similarly situated employees of ADS; (iii) ADS shall waive all waiting or qualification periods and pre-existing conditions limitations of such group health insurance plans for the Employees; (iv) ADS shall grant the Employees vacation and sick leave consistent with the vacation and sick leave granted similarly situated employees of ADS, but in any event not less than the same level to which the Employees are entitled as of the Effective Date; (v) ADS shall permit the Employees to use any unused vacation and sick leave during the remainder of calendar year 2003 subject to prior approval consistent with ADS' policies and practices; (vi) ADS shall permit the Employees to participate in ADS' 401(k) Plan, retirement, profit sharing, group life insurance, and any and all other employee benefit plans on the same basis as other employees of ADS; and (vii) ADS shall grant past service credit to the Employees for purposes of eligibility and vesting under ADS' tax-qualified retirement plans and the ADS vacation plan and any other benefit plans for which prior service or vesting determines eligibility or benefits. Notwithstanding anything to the contrary in this Section 8.18.2, ADS shall not employ, or provide benefits to, any Employees who are on a leave of absence on the Closing Date until such time as they return from their leave of absence.

8.18.3 Personal Property.  ADS shall spend up to $1,200,000.00 toward upgrading and improving the Equipment within a reasonable time period after the Closing Date.

8.19 GLB Act.  The Bank shall comply with the Gramm-Leach-Bliley Act and any and all regulations promulgated thereunder as applicable to the Bank.

8.20    MCI Agreements.  The Buyers shall cooperate with the Sellers and use their commercially reasonably best efforts to assist the Sellers in the Sellers' efforts to mitigate the potential negative financial impact relating to the agreement between Specialty and MCI related to communications services involving the Real Property including, but not limited to, amending, modifying or terminating the agreement.

8.21 Survival of Covenants.  The Sellers and the Buyers hereby agree that the covenants described in this Agreement including, but not limited to, the indemnification covenants under Section 9 of this Agreement shall survive the Closing until such time as the Program Agreement is terminated or otherwise expires.

9. INDEMNIFICATION.

9.1 By Sellers.  The Sellers hereby, jointly and severally, agree and covenant to indemnify, save, defend and hold harmless the Buyers, their Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees and agents (collectively, the "Buyer Indemnified Parties") from and against any Damages arising from, related to or otherwise resulting from: (i) any breach of or inaccuracy in any representation or warranty made by the Sellers in this Agreement or the Transaction Documents; (ii) any failure of the Sellers to perform or observe any term, condition or covenant set forth in this Agreement or the Transaction Documents; (iii) any Liabilities against or involving any of the Credit Card Assets, the Equipment or the Sellers' operation of the Credit Card Business incurred or arising from an event that occurred on or prior to the Closing Date; (iv) any of the Excluded Assets or Excluded Liabilities; and (v) any and all Income Tax and Tax Liabilities with respect to the Credit Card Assets, the Equipment or the operation of the Credit Card Business related or attributable to any period prior to the Cut-Off Time.

9.2 By Bank and ADS.  Except as applicable to ADS, the Bank hereby agrees and covenants to indemnify, save, defend and hold harmless the Sellers, their Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees and agents (collectively, the "Seller Indemnified Parties") from and against any Damages arising from, related to or otherwise resulting from: (i) any breach of or inaccuracy in any representation or warranty made by the Bank in this Agreement or the Transaction Documents; (ii) any failure of the Bank to perform or observe any term, condition or covenant set forth in this Agreement or the Transaction Documents; (iii) any Liabilities against or involving any of the Credit Card Assets or the Bank's operation of the Credit Card Business incurred or arising from an event that occurred after the Closing Date; (iv) any of the Bank Assumed Liabilities; and (v) any and all Taxes which are the responsibility of the Bank pursuant to Section 8.6 of this Agreement, and any and all Income Tax and Tax Liabilities with respect to the Credit Card Assets or the operation of the Credit Card Business related or attributable to any period after the Cut-Off Time, except any related to the Employees, the Equipment or the Real Property. Except as applicable to the Bank, ADS hereby agrees and covenants to indemnify, save, defend and hold harmless the Seller Indemnified Parties from and against any Damages arising from, related to or otherwise resulting from: (a) any breach of or inaccuracy in any representation or warranty made by ADS in this Agreement or the Transaction Documents; (b) any failure of ADS to perform or observe any term, condition or covenant set forth in this Agreement or the Transaction Documents; (c) any Liabilities against or involving the Equipment or related to the Employees or the Real Property incurred or arising from an event that occurred after the Closing Date; (d) any of the ADS Assumed Liabilities related to the Employees and Equipment; and (e) any and all Taxes which are the responsibility of ADS pursuant to Section 8.6 of this Agreement, and any and all Income Tax and Tax Liabilities related or attributable to any period after the Cut-Off Time, which are related to the Employees, the Equipment or the Real Property.

9.3 Notice of Claim.  Within ten (10) Business Days after discovery or notice of a breach or receipt by a Party of a Third Party Claim, the indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying Party under this Agreement, deliver a claim notice to the indemnifying Party; provided, however, that failure to so notify the indemnifying Party shall not relieve the indemnifying Party except to the extent that such failure materially prejudiced the ability of the indemnifying Party to defend the action or claim. In the event that any Third Party Claim is made against the indemnified Party and the indemnified Party notifies the indemnifying Party of the commencement of such claim, the indemnifying Party shall be entitled to participate therein and may elect to assume the defense thereof, with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at its own expense; provided such separate counsel may be retained at the expense of the indemnifying Party (i) if the retention of such counsel has been specifically authorized by the indemnifying Party within twenty (20) days after receipt of a claim notice that the indemnifying Party elects to undertake the defense thereof (provided, however, if the indemnified Party retains counsel after receipt of such notice, such counsel shall be at the indemnified Party's expense), (ii) if there is a reasonable basis on which the indemnified Party's interests may differ from those of the indemnifying Party, (iii) if the indemnifying Party fails to take reasonable steps to diligently defend such claim, or (iv) if the indemnifying Party has not undertaken to fully indemnify the indemnified Party in respect of all Damages relating to the matter.

9.4 Amount.  The indemnifying Party shall remit payment for the amount of a valid and substantiated claim for indemnification that is not disputed by the indemnifying Party within fifteen (15) Business Days of the receipt of a claim notice therefor. Upon the payment in full of any claim hereunder, the indemnifying Party shall be subrogated to the rights of the indemnified Party against any Person with respect to the subject matter of such claim. In the event of a dispute, the Parties shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiation, such dispute shall be resolved in accordance with Section 22 of this Agreement.

9.5 Mitigation of Damages. Each person entitled to indemnification under this Agreement shall take all reasonable steps to mitigate all Damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any such Damages. Furthermore, the amount of any Damages for which any of the Buyer Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification under this Agreement shall be reduced by any corresponding insurance proceeds realized and received by the indemnified Party.

9.6 Settlement.  Without the prior written consent of the indemnified Party, the indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the indemnified Party for which the indemnified Party is not entitled to indemnification hereunder. If a firm settlement offer is made to settle a Third Party Claim that does not lead to liability or the creation of a financial or other obligation on the part of the indemnified Party for which the indemnified Party is not entitled to indemnification hereunder and the indemnifying Party desires to accept and agree to the firm settlement offer, the indemnifying Party will give written notice to the indemnified Party to that effect. If the indemnified Party fails to consent to the firm settlement offer within fifteen (15) Business Days after receipt of such notice from the indemnifying Party, the indemnified Party may continue to contest or defend the Third Party Claim and, in such event, the maximum liability of the indemnifying Party as to such Third Party Claim will not exceed the amount of the firm settlement offer plus costs and expenses paid or incurred by the indemnified Party through the end of such fifteen (15) day period.

9.7 Net of Amounts. In the event that the indemnifying Party reimburses the indemnified Party for any Third Party Claim, the indemnified Party shall remit to the indemnifying Party any reimbursement, net of any and all costs and expenses of collecting such reimbursement, that the indemnified Party subsequently actually receives for the Third Party Claim.

9.8 Indemnification Floor. Notwithstanding anything to the contrary set forth in this Section 9, no party shall have any indemnification obligations to another party in respect of any breach of representation or warranty under Sections 9.1(i) or 9.2(i) of this Agreement unless and until one hundred thousand dollars ($100,000.00) in Damages have been incurred in the aggregate by the indemnified Party with respect to breaches of representations and warranties under Sections 9.1(i) or 9.2(i) of this Agreement, as applicable. In furtherance of the foregoing, the Sellers and the Buyers agree that in the event an indemnified Party incurs Damages in excess of such amount in respect of the matters covered by the representations and warranties made to such indemnified Party, such indemnified Party shall be entitled to the indemnities provided in this Section 9 with respect to breaches of representations and warranties notwithstanding any materiality limitation or qualifications contained in any representation or warranty contained in this Agreement. After an indemnified Party incurs aggregate Damages in such amount in respect of breaches of representations and warranties under Sections 9.1(i) or 9.2(i) of this Agreement, as applicable, Buyers or the Sellers, whichever the case may be, shall indemnify the indemnified Party in accordance with this Section 9 to the extent of the full amount of such Damages.

9.9. Punitive Damages Limited. EXCEPT FOR CIRCUMSTANCES INVOLVING FRAUD, WILLFUL MISCONDUCT OR AN INTENTIONAL FAILURE TO ACT BY A PARTY, NONE OF THE BUYER INDEMNIFIED PARTIES OR THE SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLERS OR THE BUYERS, RESPECTIVELY, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT IN AN AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEY FEES, SUFFERED BY SUCH PARTY. EXCEPT FOR CIRCUMSTANCES INVOLVING FRAUD, WILLFUL MISCONDUCT OR AN INTENTIONAL FAILURE TO ACT BY A PARTY, BUYERS, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLERS, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 9, AN INDEMNIFIED PARTY MAY RECOVER FROM THE INDEMNIFYING PARTY PUNITIVE, SPECIAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES, IF ANY, ASSESSED AGAINST THE INDEMNIFIED PARTY FROM A THIRD PARTY CLAIM.

9.10 Remedies. Except for actions based on fraud or willful misconduct, the rights provided in this Section 9 shall be the exclusive remedy after the Closing for matters relating to this Agreement; provided, that the Parties acknowledge and agree that the exercise of a specific right to indemnification set forth in this Section 9 by a Party entitled to the benefit thereof shall not, and shall not be deemed to, in any way limit or restrict the exercise by such Party of any other right to indemnification to which it is entitled pursuant to this Section 9 or any of the Transaction Documents.

10. TERMINATION; EFFECTS OF TERMINATION.  Subject to the provisions of this Section 10, this Agreement may be terminated by a Party by giving written notice to the other Party(ies) at or prior to the Closing upon the occurrence of any of the following events (each, a "Termination Event"):

10.1 Written Consent.  By written consent of the Parties, which termination shall become effective on the date described in such consent.

10.2 No Closing.  By any Party in the event the transactions contemplated by this Agreement are not consummated on or before September 30, 2003, or such other date as may be agreed to in writing by the Sellers and the Buyers, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that such terminating Party shall not be in material breach of its duties or obligations under this Agreement, which termination shall become effective as of the date the non-terminating Party is deemed under this Agreement to have received such termination notice.

10.3 Violation of Law.  By any Party in the event the consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree, or judgment of any court or governmental body having competent jurisdiction, which termination shall become effective as of the date the non-terminating Party is deemed under this Agreement to have received such termination notice.

10.4 Misrepresentation or Failure to Perform.  By the non-breaching Party in the event: (i) any representation or warranty made by a Party in this Agreement or the Transaction Documents or by Alliance Data in the Guaranty shall be false, misleading or incorrect in any material respect as of the Closing Date; or (ii) any Party shall fail to perform or observe in any material respect any duty, obligation or covenant set forth in this Agreement or the Transaction Documents required to be performed or observed by such Party on or prior to the time or date the performance or observance is required under this Agreement or the Transaction Documents or Alliance Data shall fail to perform or observe in any material respect any duty, obligation or covenant set forth in the Guaranty required to be performed or observed by Alliance Data on or prior to the time or date the performance or observance is required under the Guaranty, which misrepresentation or failure is not cured by the breaching Party or Alliance Data within ten (10) days after the non-breaching Party notifies the breaching Party or Alliance Data in writing of such misrepresentation or failure.

10.5 Insolvency.  In the event any Party or Alliance Data: (i) is adjudged bankrupt or insolvent by a court of competent jurisdiction or a regulatory agency; (ii) has insolvency proceedings instituted against it; (iii) has a receiver, liquidator, conservator or trustee appointed for it or substantially all of its assets by a court of competent jurisdiction or a regulatory agency; (iv) enters into any agreement with any regulatory agency with jurisdiction over it that materially restricts or prohibits its ability to perform this Agreement; (v) has any regulatory agency with jurisdiction over it announce its intention to appoint a receiver, liquidator, conservator, or trustee for it or for all or substantially all of its assets or to enter into any agreement that restricts or prohibits its ability to perform this Agreement or the Transaction Documents; or (v) institutes proceedings for voluntary bankruptcy, files a petition seeking reorganization under the Federal Bankruptcy Code, files under any law for relief of debtors, consents to the appointment of a receiver of all or substantial all of its property, makes a general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, which termination shall become effective as of the date the non-terminating Party is deemed under this Agreement to have received such termination notice.

10.6 By Sellers.  By the Sellers on the occurrence of any event which has a Buyers Material Adverse Effect, which termination shall become effective as of the date the non-terminating Party is deemed under this Agreement to have received such termination notice.

10.7 By Buyers.  By the Buyers on the occurrence of any event which has a Sellers Material Adverse Effect, which termination shall become effective as of the date the non-terminating Party is deemed under this Agreement to have received such termination notice.

10.8 Effects of Termination.  In the event this Agreement is terminated or the transactions contemplated by this Agreement are not consummated for any reason, the Buyers and the Sellers shall have no further rights, duties, obligations or responsibilities in or under this Agreement, except that the Buyers and the Sellers hereby expressly agree that: (i) the respective indemnification rights and obligations of the Buyers and the Sellers described in Section 9 of this Agreement; (ii) the respective confidentiality duties and obligations of the Buyers and the Sellers described in Section 8.8 of this Agreement and Alliance Data in the Guaranty; and (iii) any other rights, duties, obligations or responsibilities expressly provided for in this Agreement to survive the termination of this Agreement, shall survive the termination of, or the failure to consummate the transactions contemplated by, this Agreement indefinitely, unless a shorter time period is otherwise expressly stated in this Agreement. Notwithstanding the foregoing, in the event that termination of this Agreement occurs as a result of a Party's failure to perform or observe any duty, obligation or covenant described in this Agreement or the Transaction Documents, the breaching Party shall be obligated and responsible for any and all costs and expenses (including reasonable attorney's fees) incurred by the non-breaching Party related to or connected with this Agreement.

11. SALE WITHOUT RECOURSE. Except as otherwise expressly provided in this Agreement or any Transaction Document, the sale and purchase of the Credit Card Assets and the Equipment between the Sellers and the Buyers is without recourse.

12. WAIVER.  Failure or delay on the part of the Buyers to audit any Account, or by any Party to exercise any right provided for in this Agreement, shall not act as a waiver thereof, nor shall any single or partial exercise of any right by any Party preclude any other or further exercise thereof. Remedies herein are to be deemed cumulative and nonexclusive of each other. In no event shall a term or provision of this Agreement be deemed to have been waived, modified or amended, unless a waiver, modification or amendment is in writing and signed by the Parties.

13. INDEPENDENT CONTRACTOR.  In the performance of its duties and obligations under this Agreement, the Transaction Documents or any other agreement, contract or document executed in connection herewith or therewith, no Party shall be deemed to be, or permit itself to be, understood to be the agent of the other Party(ies), and each Party shall at all times take whatever measures are necessary to ensure that its status shall be that of an independent contractor operating as a separate entity. No employee of a Party shall be entitled to the benefits that are provided to the employees of the other Party(ies), except as to the Employees that are hired by ADS in connection with the consummation of the transactions contemplated by this Agreement.

14. NO JOINT VENTURE. Nothing in this Agreement, the Transaction Documents or any collateral agreement shall be deemed to create a partnership or joint venture between or among the Sellers and the Buyers. Except as expressly set forth in this Agreement, no Party shall have any authority to bind or commit the other Party(ies).

15. PAYMENT TERMS. All payments to be made by any Party pursuant to this Agreement shall be made by wire transfer in lawful money of the United States, immediately available funds, to such account as the receiving Party shall specify prior to noon, Houston, Texas time, at least two (2) Business Days prior to the due date of delivery.

16. ENTIRE AGREEMENT. This Agreement and the Transaction Documents set forth the entire agreement and understanding among the Parties with respect to the transactions contemplated hereby and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof, except for any subject matter addressed in the confidentiality agreement by and between Stage and the Buyers and not otherwise addressed in this Agreement.

17. NOTICES. All notices or communications required or permitted under this Agreement shall be in writing or electronically and shall be deemed to be received by the Party entitled to such notice: (i) one (1) Business Day after the notice or communication is deposited, with all freight or other charges prepaid, with a recognized carrier of overnight packages; (ii) three (3) Business Days after the notice or communication is mailed by registered or certified mail with postage prepaid; or (iii) on the same day the notice or communication is sent electronically or by facsimile with the receipt of a confirmation of such transmission, and the notice or communication being addressed as follows, or such other address as may be designated from time to time in a written notice given in a like manner:

To Stage: Stage Stores, Inc.

10201 Main Street

Houston, Texas 77025

Attn: Michael E. McCreery, CFO

Fax No.: (713) 669-2709

To Granite: Granite National Bank

10201 Main Street

Houston, Texas 77025

Attn: Michael E. McCreery, President

Fax No.: (713) 669-2709

To Specialty: Specialty Retailers (TX) LP

10201 Main Street

Houston, Texas 77025

Attn: Michael E. McCreery, CFO

Fax No.: (713) 669-2709

To Funding: Specialty Receivable Funding LP

10201 Main Street

Houston, Texas 77025

Attn: Michael E. McCreery

Fax No.: (713) 669-2709

With a copy to: McKinney & Stringer, P.C.

101 North Robinson, Suite 1300

Oklahoma City, Oklahoma 73102

Attn: Martin Stringer, Esq.

Fax No.: (405) 239-7902

To Bank: World Financial Network National Bank

800 Tech Center Drive

Gahanna, Ohio 43230

Attn: Daniel T. Groomes, President

Fax No.: (614) 729-4899

To ADS: ADS Alliance Data Systems, Inc.

800 Tech Center Drive

Gahanna, Ohio 43230

Attn: Ivan M. Szeftel, President Retail Credit Services

Fax No.: (614) 729-4815

With a copy to: 800 Tech Center Drive

Gahanna, Ohio 43230 Attn: Karen Morauski, Vice President and Counsel

Fax No.: (614) 729-4949

18. AMENDMENT AND MODIFICATION. This Agreement or any term of this Agreement may be changed, waived, discharged or terminated only by an agreement in writing signed by the Parties. No waiver by a Party(ies) of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other right or condition hereunder or any breach of any other term, covenant, representation or warranty herein.

19. GOVERNING LAW; VENUE; JURISDICTION. The Parties agree that this Agreement will be interpreted and enforced under the laws of the State of Texas, excluding any choice of law rules which may direct the application of laws of any other jurisdiction. The Parties further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Harris or Dallas County, Texas. The Parties shall each submit to the jurisdiction of said courts and that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

20. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

21. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. ARBITRATION.

22.1. Terms of Arbitration.  Except as expressly provided otherwise in this Agreement, all disputes arising under this Agreement shall be solely and exclusively resolved by final and binding arbitration. The arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with, and in the following order of priority: (i) the terms of these arbitration provisions; (ii) the Commercial Arbitration Rules of the AAA; (iii) the Federal Arbitration Act (Title 9 of the United States Code); (iv) the Texas Uniform Arbitration Act; and (v) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Texas. The validity and enforceability of these arbitration provisions shall be determined in accordance with the same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and acts, these arbitration provisions shall control. Judgment upon any award rendered under this Section 22 shall be entered in any court having jurisdiction thereof, and the Parties consent to the jurisdiction of any state or federal court in Harris or Dallas County, Texas. Commencement of and demand for arbitration shall be made by written notice ("Notice") by the initiating Party ("Claimant") to the other Party(ies) ("Respondent") which contains a statement of the nature of the dispute, the amount involved and the relief or remedy sought.

22.2. Arbitrator.  The arbitration shall be conducted by an arbitrator (the "Arbitrator"), which person shall be experienced and knowledgeable in the areas involved in the dispute, mutually agreed to by the Sellers and the Buyers within ten (10) Business Days of their receipt of Notice that arbitration has been demanded and commenced. If the Sellers and the Buyers cannot agree on the Arbitrator, application will be made to the Chief Judge of the United States District Court for the Southern District of Texas Houston Division requesting that the Chief Judge appoint an arbitrator. If the Chief Judge declines to name an arbitrator, application will be made to the AAA. The Arbitrator shall not be involved in the controversy, be or have been an officer, director, representative, employee or agent of or for the Sellers or the Buyers.

22.3. Costs of Arbitrators.  The costs and fees of the Arbitrator shall be shared one-half by the Sellers and one-half by the Buyers, unless otherwise awarded by the Arbitrator.

22.4. Engagement of Advisers.  The Arbitrator may engage advisers, accountants or other consultants that the Arbitrator deems necessary to render a decision in the Arbitration Proceeding. All fees of any advisers, accountants and consultants shall be borne one-half by the Sellers and one-half by the Buyers, unless otherwise awarded by the Arbitrator.

22.5. Timing of Award.  The arbitration will be governed by the Federal Arbitration Act. The Arbitrator will establish a schedule that will result in a final arbitration award to be rendered in written form not later than one hundred eighty (180) days following the Arbitrator's appointment.

22.6. Discovery.  The Sellers and the Buyers agree that pre-arbitration hearing discovery is necessary. Within twenty (20) Business Days after the appointment of the Arbitrator, the Parties, if applicable, agree to exchange lists of the witnesses and exhibits each then plans to call and use in the arbitration hearing. Within twenty (20) Business Days after the exchange of witness and exhibit lists, a Party, if applicable, may request additional discovery, if any is necessary, from the other Party(ies). The Sellers and the Buyers agree to respond to any such additional request for documents from the other Party(ies) within thirty (30) days after receiving the request, and each agrees to attempt in good faith to schedule the depositions of witnesses requested by the other Party(ies) by agreement. If the Parties, if applicable, are unable to agree on any aspect of discovery requested, the discovery issue shall be presented to and resolved by the Arbitrator.

22.7. Interpretation.  Any dispute relating to or arising under this arbitration provision, including interpretation thereof, shall be solely and finally resolved by submission to the Arbitrator.

22.8. Written Decision.  A written decision by the Arbitrator will be final and binding on the Sellers and the Buyers. An arbitration award will be in writing and signed by the Arbitrator. An arbitration award entered can be confirmed by either the Sellers or the Buyers in the United States District Court for the Southern District of Texas or any state district court for the State of Texas or Ohio, and a judgment may be entered on the arbitration award by the same court.

22.9. Prevailing Party.  Punitive damages may not be awarded by the Arbitrator except to the extent expressly provided in Section 9 of this Agreement. The Arbitrator shall have the power to award recovery to the prevailing Party of all or part of its costs, expenses and attorneys' fees incurred in conjunction with the Arbitration Proceeding.

22.10. Confidentiality.  The Sellers and the Buyers and their respective Affiliates, employees, contractors, attorneys, and auditors shall keep the substance of these final and binding arbitration proceedings confidential to the extent the same is permissible, consistent with the responsibilities of the attorneys under the pertinent Codes of Professional Responsibility or obligations which may reasonably require disclosure to financial institutions, consultants for evaluation purposes or as may be ordered by the federal or state government or a court of competent jurisdiction. Under no circumstances shall any documents memorializing the substance of any aspect of these proceedings be disclosed or released to the newspaper or other media absent the mutual agreement of the Parties.

22.11. Costs. Except for the internal costs of each Party, all costs, fees and expenses of any portion of this dispute resolution process shall be shared equally by the Sellers and the Buyers, unless otherwise specified in this Agreement or by the Arbitrator.

23. EXPENSES. Except as otherwise specifically provided in this Agreement, all costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party that incurred such costs and expenses.

24. ATTORNEY'S FEES.  Unless prohibited by law or any other provision in this Agreement, in the event of any controversy, claim or dispute between the Parties, if applicable, arising out of or relating to this Agreement, or the breach thereof, the prevailing Party(ies), if applicable, shall be entitled to recover from the losing Party(ies), if applicable, reasonable attorney's fees and costs.

25. ASSIGNMENT. The Parties shall not assign any of their respective rights, or delegate any of their respective duties, responsibilities or obligations, under this Agreement, in whole or in part, by operation of law or otherwise, to any third party that is not an Affiliate of such Party without the prior written consent of the other Party(ies), which consent shall not be unreasonably withheld , conditioned or delayed; provided, that any permitted assignment shall not relieve the assigning Party(ies) of any duty, responsibility, obligation or liability under this Agreement. Notwithstanding the foregoing, in the event the Buyers assigns this Agreement to a permitted assign (other than an Affiliate of the Buyers), the indemnification obligations of the Sellers set forth in this Agreement shall not be assignable to or inure to the benefit of the permitted assign, but shall continue to inure to the benefit of and be enforceable against the Sellers by the Buyers notwithstanding the assignment of this Agreement to the permitted assign.

26. BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of, and be binding upon, the Parties, and their respective successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties, and their respective successors and permitted assigns.

27. DRAFTING. Each Party acknowledges that its legal counsel participated in the drafting of this Agreement. The Parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor one party over another by virtue of the authorship of any of the provisions of this Agreement.

28. MULTIPLE COUNTERPARTS. This Agreement may be executed by facsimile transmission in one or more counterparts, each of which counterparts shall be deemed to be original, and all such counterparts shall collectively constitute one complete agreement.

29. SPECIFIC PERFORMANCE. The Parties expressly recognize and acknowledge that immediate, extensive and irreparable damage would result in the event that this Agreement is not specifically enforced. Therefore, in addition to, and not in limitation of, any other remedy available to the Buyers or the Sellers, the Parties shall be entitled to seek injunctive or other equitable relief in order to specifically enforce the terms and provisions of this Agreement and the arbitrators specified in Section 22 of this Agreement shall have the authorization to award such remedy.

30. FURTHER ACTIONS. From time to time prior to and after the Closing Date, as and when requested by a Party, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

31. TAX COOPERATION. After the Closing, the Sellers and the Buyers agree to cooperate with the other Party(ies) to minimize the Tax or Income Tax in connection with any official Tax or Income Tax inquiry, audit, determination or proceeding affecting the Tax or Income Tax liability of either Party or, in connection with a determination of any Tax or Income Tax liability or treatment, to make available to each other Party within a reasonable amount of time, at no cost to such Party, documents, correspondence, reports, books and records of a Party and any other materials bearing on such Tax or Income Tax inquiry, audit, examination, proceeding or determination of Tax or Income Tax liability or treatment; provided, that each Party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another Party hereunder; provided, that no Party shall have any duties or obligations under this Section 31 unless the Tax or Income Tax related actions shall involve or otherwise be associated with the Credit Card Assets or the sale and purchase thereof.

32. CONVEYANCE DOCUMENTS. No provision contained in any conveyancing document delivered pursuant to this Agreement shall affect in any manner whatsoever any of the indemnification provisions contained in Section 9 of this Agreement.

33. WAIVER OF JURY TRIAL. EACH OF THE SELLERS AND THE BUYERS HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH OR THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE SELLERS AND THE BUYERS AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. EACH OF THE SELLERS AND THE BUYERS IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 33 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE SELLERS AND THE BUYERS.

(REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

"STAGE" STAGES STORES, INC.,

a Nevada corporation

By:

Michael E. McCreery,

Executive Vice President and CFO

"GRANITE" GRANITE NATIONAL BANK,

a national banking association

By:

Michael E. McCreery,

CEO and President

"SPECIALTY" SPECIALTY RETAILERS (TX) LP,

a Texas limited partnership

By: SRI General Partner LLC,

a Nevada limited liability company,

General Partner

By:

Michael E. McCreery, Manager

"FUNDING" SPECIALTY RECEIVABLE FUNDING LP,

a Texas limited partnership

By: Stage Receivable Mgmt LLC,

a Texas limited liability company,

General Partner

By:

Michael E. McCreery, Manager

"BUYERS" WORLD FINANCIAL NETWORK

NATIONAL BANK,

a national banking association

By:

Daniel T. Groomes, President

"ADS" ADS ALLIANCE DATA SYSTEMS, INC.,

a Delaware corporation

By:

Ivan M. Szeftel, Executive Vice President